Exhibit 10.1

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT AND

FIRST AMENDMENT TO GUARANTEE AND COLLATERAL AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO GUARANTEE AND COLLATERAL AGREEMENT, dated as of November 9, 2023 (this “Amendment”), is made by and among TRANSMEDICS GROUP, INC., a Massachusetts corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and CANADIAN IMPERIAL BANK OF COMMERCE as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below.

RECITALS

WHEREAS, the Borrower, certain Lenders and the Administrative Agent are party to that certain Credit Agreement, dated as of July 25, 2022 (as amended by that certain First Amendment to Credit Agreement, dated May 8, 2023, that certain Second Amendment to Credit Agreement, dated June 23, 2023 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Credit Agreement”);

WHEREAS, the Borrower, the Guarantors and the Administrative Agent are party to the Guarantee and Collateral Agreement (the “Existing Guarantee and Collateral Agreement”; the Existing Guarantee and Collateral Agreement as amended by this Amendment, the “Guarantee and Collateral Agreement”);

WHEREAS, the Loan Parties, the Lenders and the Administrative Agent wish to amend the Existing Credit Agreement and the Existing Guarantee and Collateral Agreement as provided herein, all on and subject to the term and conditions hereinafter set forth;

WHEREAS, the Lenders party hereto constitute the Required Lenders under the Existing Credit Agreement; and

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby covenant and agree as follows:

SECTION 1.    Amendments to Existing Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, effective on and as of the Third Amendment Closing Date (as defined below) the Existing Credit Agreement shall be amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the bold underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

SECTION 2.    Amendment to the Existing Guarantee and Collateral Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, effective on and as of the Third Amendment Closing Date (as defined below), the Existing Guarantee and Collateral Agreement shall be amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the bold underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Guarantee and Collateral Agreement attached as Exhibit B hereto.

1

SECTION 3.    Conditions to Effectiveness. This Amendment shall become effective on the first date (the “Third Amendment Closing Date”) when, and only when, each of the applicable conditions set forth below have been satisfied (or waived) in accordance with the terms hereof:

(a)    this Amendment shall have been executed and delivered by each Loan Party, Lenders constituting all of the Required Lenders and the Administrative Agent;

(b)    the representations and warranties contained in the Credit Agreement or in any Loan Document shall be true and correct in all material respects on and as of the Third Amendment Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifiers shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the test thereof;

(c)    no Default or Event of Default exists as of the Third Amendment Closing Date; and

(d)    the Administrative Agent shall have received all accrued and reasonable fees, costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) and other amounts due and payable in connection with this Amendment on or prior to the Third Amendment Closing Date.

SECTION 4.    Representations and Warranties.

(a)    Each Loan Party (a) is duly incorporated, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, (b) has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, to own and lease its property and (c) is qualified and in good standing to do business in every jurisdiction where such qualification or status is required, except such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)    This Amendment is within each Loan Party’s powers and has been duly authorized by all necessary action on the part of such Loan Party. This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Bankruptcy Code or any other state or federal bankruptcy or insolvency law, other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    The execution, delivery and performance by the Loan Parties of the Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Operating Documents of any Loan Party, and (c) will not violate any Requirement of Law except, individually or in the aggregate, where such violation would not reasonably be expected to result in a Material Adverse Effect.

2

SECTION 5.    Reaffirmation of the Loan Parties. The Borrower, on behalf of each Loan Party hereby consents to the amendment of the Existing Credit Agreement and the Existing Guarantee and Collateral Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document is, and the obligations of each Loan Party contained in the Credit Agreement, this Amendment, the Guarantee and Collateral Agreement and in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by each Loan Party in favor of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the Obligations of the Loan Parties under the Credit Agreement and the Loan Documents as and to the extent provided in the Loan Documents.

SECTION 6.    Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except in accordance with Section 10.1 of the Credit Agreement.

SECTION 7.    Entire Agreement. This Amendment, the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents constitute the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement or the Guarantee and Collateral Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the Guarantee and Collateral Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that on and after the Third Amendment Closing Date, each reference in each Loan Document to the Credit Agreement or the Guarantee and Collateral Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement and/or the Guarantee and Collateral Agreement as amended hereby, as applicable, and that this Amendment is a Loan Document. This Amendment shall not constitute a novation of any amount owing under the Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Credit Agreement and the Loan Documents shall, to the extent not paid or exchanged on or prior to the Third Amendment Closing Date, shall continue to be owing under the Credit Agreement or such Loan Documents until paid in accordance therewith.

SECTION 8.    Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

SECTION 9.    Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.    Counterparts. This Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an original executed counterpart of this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

3

SECTION 11.    Governing Law. This Amendment is executed pursuant to the Credit Agreement and the Guarantee and Collateral Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement and the Guarantee and Collateral Agreement. The provisions contained in Section 10.13 (Governing Law) and Section 10.14 (Submission to Jurisdiction; Waivers) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, mutatis mutandis.

[Remainder of Page Intentionally Blank]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

TRANSMEDICS GROUP, INC.

By:	/s/ Stephen Gordon
Name:	Stephen Gordon
Title:	Chief Financial Officer

GUARANTORS:

TRANSMEDICS, INC.

By:	/s/ Stephen Gordon
Name:	Stephen Gordon
Title:	Chief Financial Officer

TRANSMEDICS B.V.

By:	/s/ Stephen Gordon
Name:	Stephen Gordon
Title:	Director

ADMINISTRATIVE AGENT:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Joseph C. Hammer
Name:	Joseph C. Hammer
Title:	Assistant General Manager

By:	/s/ Julie Silva
Name:	Julie Silva
Title:	Assistant General Manager

LENDERS:

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Joseph C. Hammer
Name:	Joseph C. Hammer
Title:	Assistant General Manager

By:	/s/ Julie Silva
Name:	Julie Silva
Title:	Assistant General Manager

EXHIBIT A

[See attached.]

Conformed Credit Agreement (through Third Amendment)

Execution Version

SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of July 25, 2022, as amended by:

the First Amendment to Credit Agreement dated as of May 8, 2023,

the Second Amendment to Credit Agreement dated as of June 23, 2023,

the Third Amendment to Credit Agreement dated as of November 9, 2023 among

TRANSMEDICS GROUP, INC.,

as the Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

and

CANADIAN IMPERIAL BANK OF COMMERCE,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page

SCHEDULES
Schedule 1.1A:	Commitments
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.13:	ERISA Plans
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters; Properties
Schedule 4.17(h):	Properties
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 4.27:	Capitalization
Schedule 4.29:	Regulatory Permits
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens

EXHIBITS
Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 - F-4:	Forms of U.S. Tax Compliance Certificate
Exhibits G-1 - G-2:	Forms of Credit/Debit Authorization
Exhibit H:	Form of Term Loan Note
Exhibit I:	[Reserved]
Exhibit J:	Form of Collateral Information Certificate
Exhibit K:	Form of Notice of Borrowing
Exhibit L:	Form of Notice of Conversion/Continuation

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of July 25, 2022, is entered into by and among TRANSMEDICS GROUP, INC., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as the administrative agent and collateral agent for the Lenders (in such capacities, together with any successors and assigns in such capacities, the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrower desires to obtain financing to refinance the Existing Credit Facility, as well as for working capital financing and general corporate purposes;

WHEREAS, the Lenders have agreed to extend a term loan facility in the aggregate principal amount of $60,000,000 to the Borrower upon the terms and conditions specified in this Agreement;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) on substantially all of its assets; and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) on substantially all of its assets.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of the change in such rates.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of the Borrower.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrower.

“Administrative Agent”: CIBC, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: as defined in Section 2.17.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties as a result of the exercise of their rights and remedies under the Loan Documents.

“Agent Parties”: as defined in Section 10.2(c)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) without duplication of clause (b), the aggregate then unpaid principal amount of such Lender’s Term Loans, and (b) without duplication of clause (a), the aggregate amount of such Lender’s Term Commitments then in effect.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.19.

“Amortization Start Date”: July 31, 2026.

“Anti-Corruption Laws”: as defined in Section 4.30.

“Applicable Margin”: (a) with respect to SOFR Loans, 2.00% per annum and (b) with respect to ABR Loans, 1.00% per annum.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (k) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Aviation Entities”: Summit Aviation, Inc., a Montana corporation and Northside Property Group, LLC, a Montana limited liability company.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Benchmark Replacement Adjustment”: with respect to any replacement of any SOFR Benchmark Rate with a Replacement Benchmark Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (and, if applicable, the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate by the SOFR Administrator or other relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate for U.S. Dollar bilateral or syndicated business loans.

“Benchmark Replacement Conforming Changes”: with respect to any replacement of any SOFR Benchmark Rate with a Replacement Benchmark Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (and, if applicable, the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate by the SOFR Administrator or other relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of any SOFR Benchmark Rate with the applicable Replacement Benchmark Rate for U.S. Dollar bilateral or syndicated business loans.

“Benchmark Transition Event”: as defined in Section 2.11(a).

“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.23.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Chicago, Illinois are authorized or required by law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capitalized Research and Development Costs” means, for any period, the aggregate of all research and development expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are licensed or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize”: to pledge and deposit with or deliver to (a) with respect to Obligations arising under any Cash Management Agreement in connection with Cash Management Services, the applicable Cash Management Bank, for its own or any of its applicable Affiliate’s benefit, as provider of such Cash Management Services, cash or deposit account balances or, if the Administrative Agent and the applicable Cash Management Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Cash Management Bank or (b) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or deposit account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the ‘United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement”: as defined in the definition of “Cash Management Services.”

“Cash Management Bank”: (a) CIBC or an Affiliate of CIBC (including, without limitation, US Bank National Association, Canada Branch) and (b) with respect to the Existing Letters of Credit, CIBC or an Affiliate of CIBC.

“Cash Management Services”: (a) cash management and other services provided to one or more of the Loan Parties by a Cash Management Bank which may include treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), merchant services, direct deposit of payroll, business credit card (including so-called “purchase cards”, “procurement cards” or “p-cards”), credit card processing services, debit cards, stored value cards, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements, including, without limitation, a US Bank Canada Commercial Card Acknowledgement and Indemnity Agreement (each, a “Cash Management Agreement”) and (b) the Existing Letters of Credit.

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the ordinary voting power for the election of the members of the board of directors or other equivalent governing body of the Borrower (determined on a fully diluted basis); (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement or nominated, or appointed by the board of directors of the Borrower or (ii) appointed by directors so nominated, or appointed; (c) at any time, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each of its Subsidiaries (other than as a result of a transaction permitted under Section 7.4), free and clear of all Liens (other than Liens permitted under this Agreement) or (d) a “change of control”, “fundamental change” or term of similar import occurs under any Convertible Note Document.

“CIBC”: as defined in the preamble hereto.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Borrower and each other Loan Party pursuant to Section 5.1, substantially in the form of Exhibit J.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.5 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment”: as to any Lender, its Term Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Communications”: as defined in Section 10.2(c)(ii).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Compliance Program”: as defined in Section 6.17(c).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period, (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) to the extent deducted in the calculation of Consolidated Net Income, depreciation expense and amortization expense of the Borrower and its Subsidiaries, plus (d) to the extent deducted in the calculation of Consolidated Net Income, income tax expense of the Borrower and its Subsidiaries, plus (e) to the extent deducted in the calculation of Consolidated Net Income, Non-Cash Charges of the Borrower and its Subsidiaries, plus (f) to the extent deducted in the calculation of Consolidated Net Income, the Transaction Costs, minus (g) Capitalized Research and Development Costs, minus (h) Capitalized Software Expenditures, minus (i) capitalized lease payments that would otherwise have been an operating expense pursuant to Accounting Standards Codification 842 (as in effect on the Closing Date), in each case, as determined in accordance with GAAP. For the avoidance of doubt, Consolidated Adjusted EBITDA shall be determined to give effect to any EBITDA resulting from a Permitted Acquisition that occurred during the relevant period on a Pro Forma Basis.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of the Borrower) in which the Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: any springing account control agreement in form and substance reasonably satisfactory to the Administrative Agent entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.

“Convertible Note Documents” means the Permitted Convertible Notes and each other promissory note, note purchase agreement, indenture and other material documents evidencing or relating thereto, including the confirmations evidencing the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions.

“Credit Authorization”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit G-2 attached hereto confirming the authorization to credit the Borrower’s Deposit Account.

“Debit Authorization”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit G-1 attached hereto confirming the authorization to debit the Borrower’s Deposit Account.

“Debtor Relief Laws”: the Bankruptcy Code, the Dutch Bankruptcy Code (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.6(d).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.9(c).

“Defaulting Lender”: subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to, the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Deposit Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date”: as defined in the definition of “Pro Forma Basis”.

“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Cash Management Services) by the payment in full, in cash (or, as applicable, Cash Collateralize in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Cash Management Services, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Cash Management Services, to the extent (a) no default or termination event shall have occurred and be continuing thereunder, (b) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been Cash Collateralized, (c) no Obligations in respect of any Cash Management Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Cash Management Services have been Cash Collateralized in accordance with the terms hereof), and (d) the aggregate Commitments of the Lenders are terminated.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of the Borrower or any of its Subsidiaries. The terms “Dispose” and “Disposed of shall have correlative meanings. For the avoidance of doubt, none of (x) the sale of any Permitted Convertible Notes and of any Permitted Warrant Transaction, (y) the performance of any Loan Party’s obligations under any Permitted Convertible Indebtedness or Permitted Warrant Transaction or (z) the settlement, unwind or termination of any Permitted Bond Hedge Transaction, in each case, to the extent otherwise permitted pursuant to this Agreement, shall constitute a Disposition.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Division”: in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act, or any analogous action taken pursuant to any other applicable Requirements of Law.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Dutch Security Agreement”: means that certain Dutch law security agreement, to be delivered pursuant to Section 5.2(b), as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Dutch Subsidiary, as pledgor, and Canadian Imperial Bank of Commerce as pledgee.

“Dutch Security Documents”: (a) the Dutch Security Agreement and (b) that certain Dutch law pledge of shares in the capital of the Dutch Subsidiary, to be delivered pursuant to Section 5.2(b), as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among TransMedics Inc. as pledgor and Canadian Imperial Bank of Commerce as pledgee and the Dutch Subsidiary.

“Dutch Subsidiary”: means TransMedics B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, trade register number 18085728.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Loan Party or any Subsidiary thereof of any “welfare plan” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Erroneous Payment”: as defined in Section 9.13(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.13(d).

“Erroneous Payment Impacted Class”: as defined in Section 9.13(d).

“Erroneous Payment Return Deficiency”: as defined in Section 9.13(d).

“Erroneous Payment Subrogation Rights”: as defined in Section 9.13(d).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Evidence of Flood Insurance”: as defined in Section 6.11(b).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Account”: Deposit Accounts (a) that serve solely as payroll accounts, withholding tax accounts or fiduciary accounts, (b) that are zero balance accounts, or (c) in which the aggregate amount on deposit, collectively for all such accounts, does not exceed $100,000 for a period of three (3) consecutive Business Days.

“Excluded Subsidiary”: (a) each Subsidiary that is not a wholly owned Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (b) any Immaterial Subsidiary or any other Foreign Subsidiary, where a guarantee by such Foreign Subsidiary (1) would reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) would reasonably be expected to cause material adverse tax consequences; (c) with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder and (d) any Subsidiary of an Excluded Subsidiary.

“Excluded Swap Obligations”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation. If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f), and (d) any Taxes assessed, imposed, withheld or deducted under the laws of the Netherlands, to the extent such Taxes become payable as a result of (i) the application of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) as published at the time of this Agreement or (ii) such Recipient having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act (Wet inkomstenbelasting 2001) in the Dutch Subsidiary and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facility”: Credit Agreement dated as of June 22, 2018 (as the same may from time to time have been amended, restated, amended or restated, supplemented or otherwise modified) by and between Borrower and the Existing Lender.

“Existing Lender”: OrbiMed Royalty Opportunities II, LP.

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B.

“Extraordinary Receipts”: any cash received by the Borrower’s or its Subsidiaries’ business from (a) U.S. federal income tax refunds, (b) pension plan reserves, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action and (d) indemnity payments.

“Facility”: the Term Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA”: the U.S. Food and Drug Administration.

“FDA Law or Regulation” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), and the regulations promulgated thereunder or any other comparable local, state, federal, or foreign laws, statutes, regulations, orders, or decrees applicable to the Loan Parties’ products or services.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by CIBC from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter”: the letter agreement dated as of the Closing Date, between the Borrower and the Administrative Agent.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of May8, 2023, among the Borrower, the Lenders party thereto and the Administrative Agent.

“First Amendment Closing Date” as defined in the First Amendment.

“Flood Determination Form”: as defined in Section 6.11(b).

“Flood Documents”: as defined in Section 6.11(b).

“Flow of Funds Agreement”: the spreadsheet or other similar statement prepared and certified by Borrower, regarding the disbursement of Loan proceeds, the funding and the payment of the fees and expenses of the Administrative Agent and the Lenders (including their respective counsel), and such other matters as may be agreed to by Borrowers, the Administrative Agent and the Lenders.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: a Subsidiary of the Borrower that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the Term Loan Funding Office.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to the Borrower and its respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to each wholly-owned Subsidiary of the Borrower (other than any Excluded Subsidiary) which has become a Guarantor pursuant to the requirements of Section 6.11 hereof and the Guarantee and Collateral Agreement.

“Health Care Laws”: as applicable: (a) all Requirements of Law relating to healthcare; health insurance; health information technology; health information privacy, security, or incident response; coding, billing, or collection of or payment for items and services rendered, provided, dispensed, or furnished by healthcare suppliers or providers; financial relationships with referral sources; corporate practice of medicine, fee splitting, and patient and beneficiary inducements; including, without limitation FDA Law or Regulation, the False Claims Act, 31 U.S.C. § 3729 et seq.; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and

1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; the 21st Century Cures Act; the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); the Occupational Safety and Health Act of 1970 and all laws pertaining to precautions against the spread of blood borne pathogens in the workplace; (b) the regulations promulgated pursuant to all of the foregoing; (c) any and all amendments or modifications made from time to time to the items referenced above, and (d) any similar state and local laws that address the subject matter of all of the foregoing.

“Healthcare Liabilities”: all Liabilities imposed on or incurred by any Group Member as a result of, or related to, any claim, suit, action, audit, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Health Care Law, whether on, prior to or after the date hereof.

“HIPAA”: the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and its implementing regulations, codified at 45 C.F.R. Parts 160 and 164.

“Immaterial Subsidiary”: any Foreign Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had gross revenues, total assets, or Consolidated Adjusted EBITDA for such quarter of less than five percent (5.00%) of the consolidated gross revenues, total assets, or Consolidated Adjusted EBITDA, as applicable, of the Borrower and its Subsidiaries on a consolidated basis for such fiscal quarter; provided, that in the event that all of the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Borrower and its Subsidiaries most recently ended, gross revenues, total assets, or Consolidated Adjusted EBITDA, as applicable, in excess of ten percent (10.00%) of the Borrower and its Subsidiaries on a consolidated basis for such fiscal quarter, Borrower shall designate one or more Immaterial Subsidiaries to be a Guarantor as may be necessary such that the foregoing ten percent (10.00%) limit shall not be exceeded, and any such Subsidiary shall thereafter be required to become a Guarantor pursuant to the requirements of Section 6.11(c) hereunder.

“Incurred”: as defined in the definition of “Pro Forma Basis”.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business not overdue by more than one hundred and twenty (120) days, but, including earn-out obligations to the extent such obligations are due and payable and become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property

(including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, in each case, shall not constitute Indebtedness of any Loan Party.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally, or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law (including any plan (akkoord) under section 370(3) of the Dutch Bankruptcy Code).

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent with respect to Intellectual Property registered in the United States pursuant to the terms of the Guarantee and Collateral Agreement, in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.11, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan, the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any SOFR Loan having an Interest Period of one (1) month, the last Business Day of such Interest Period, (c) as to any SOFR Loan having an Interest Period longer than one (1) month, each day that is one (1) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 12:00 P.M. on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Term Loan Maturity Date;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any SOFR Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with the Borrower and its Subsidiaries’ operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.8.

“IRS”: the Internal Revenue Service, or any successor thereto.

“Judgment Currency”: as defined in Section 10.19.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the sum of the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Borrower and its Subsidiaries in Deposit Accounts or Securities Accounts maintained with CIBC or its Affiliates or subject to a control agreement in favor of the Administrative Agent.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Security Document, each Note, the Fee Letter, the Flow of Funds Agreement, each Assignment and Assumption, each Compliance Certificate, each Notice of Borrowing, each Notice of Conversion/Continuation, each Cash Management Agreement, the Solvency Certificate, the Collateral Information Certificate, and any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 3.10, or otherwise, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document, as a Borrower or a Guarantor.

“Loan Party Notice”: as defined in Section 6.11(b).

“Majority Term Lenders”: at any time, (a) if only one Term Lender holds the Term Loan, such Term Lender; and (b) if more than one Term Lender holds the Term Loan, Term Lenders who hold more than 50% of the principal sum of all Term Loans outstanding; provided that the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Mandatory Prepayment Date”: as defined in Section 2.6(d).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Loan Party to perform its respective payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document to which it is a party.

“Material Healthcare Liabilities”: Healthcare Liabilities in an amount or with a value or economic impact exceeding $500,000 (but to the extent applicable, excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor) in the aggregate. Notwithstanding the foregoing, any criminal Healthcare Liability (as determined by a court of competent jurisdiction) shall be a Material Healthcare Liability regardless of amount, value or economic impact.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Maximum Rate”: as defined in Section 10.9.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.11(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) the fees and out-of-pocket expenses incurred in connection with such Asset Sale or Recovery Event, including attorneys’ fees, accountants’ fees, investment banking fees, other customary expenses and fees actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions), (iii) other customary costs, fees and expenses actually incurred in connection therewith, including costs associated with unwinding any hedging obligations and the amounts of reasonable reserves against any adjustments to the sale price or any liabilities, (iv) net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower or any Guarantor in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“Net Working Capital”: for any period of determination, Current Assets as of the last day of such period minus Current Liabilities as of the last day of such period.

“NFIP”: as defined in Section 6.11(b).

“Non-Cash Charges” means any non-cash expenses, charges, losses, reserves, adjustments, accruals or asset write-offs, including, without limitation, (A) non-cash items for any stock based compensatory plan for the benefit of officers, directors or employees, (B) non-cash restructuring charges or changes in reserves after the Closing Date, and (C) all non-cash losses (minus any non-cash gains) from Dispositions.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Note”: a Term Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit L.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities (including any fees or expenses that accrue after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) of the Loan Parties to the Administrative Agent, any other Lender, any applicable Cash Management Bank, and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any Cash Management Agreement), any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, any other Lender, any applicable Cash Management Bank, to the extent that any applicable Cash Management Agreement requires the reimbursement by any applicable Group Member of any such expenses), and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document, Cash Management Agreement or otherwise, (b) any obligations of any other Group Member arising in connection with any Cash Managements Agreement, and (c) Erroneous Payment Subrogation Rights. For the avoidance of doubt, the Obligations shall not include (i) any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender, or (ii) solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof) (and including, in relation to a Dutch Subsidiary, a recent (up-to-date) extract from the Dutch trade register (handelsregister)), and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Parallel Debt”: as defined in Section 9.14.

“Parallel Debt Covenant”: as defined in Section 9.14.

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Payment Recipient”: as defined in Section 9.13(a).

“Payoff Letter”: a letter, in form and substance satisfactory to the Administrative Agent, dated as of a date on or prior to the Closing Date and executed by each of Existing Lender and the Borrower to the effect that upon receipt by the Existing Lender of the “payoff amount” (however designated) referenced therein, (a) the obligations of the Group Members under the Existing Credit Facility shall be satisfied in full, (b) the Liens held by the Existing Lender for the benefit of the lenders under the Existing Credit Facility shall terminate without any further action, and (c) the Borrower and the Administrative Agent (and their respective counsel and such counsels’ agents) shall be entitled to file UCC-3 termination statements, USPTO releases, USCRO releases and any other releases reasonably necessary to further evidence the termination of such Liens.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was obligated as to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permits”: with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including all Regulatory Permits.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with (and substantially contemporaneously with) the issuance of any Permitted Convertible Notes; provided that (a) the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of such Permitted Convertible Notes in connection with such Permitted Bond Hedge Transaction, (b) such Permitted Bond Hedge Transaction does not otherwise result in the incurrence of any additional Indebtedness of the Loan Parties (other than from the issuance of the Permitted Convertible Notes in connection therewith) and (c) no cash payments or cash settlement in connection with such Permitted Bond Hedge Transaction are required following payment of the initial purchase price therefor.

“Permitted Convertible Notes”: any promissory notes issued by the Borrower that are convertible into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof, and cash in lieu of fractional shares of common stock of the Borrower; provided that (a) the stated final maturity thereof shall be no earlier than 180 days after the Term Loan Maturity Date, (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof prior to the date that is 180 days after the Term Loan Maturity Date (in each case, other than (i) the making of regularly scheduled cash interest payments permitted by Section 7.25(b), (ii) payments of reasonable and customary fees and expenses incurred in connection therewith as and when such fees and expenses are due, and (iii) the conversion of such notes into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) (and not, for the avoidance of doubt, any settlement, payment or conversion into cash, other than cash in lieu of fractional shares of common stock of the Borrower) and (iv) mandatory repurchases as a result of a “fundamental change” or similar term), (c) the terms, conditions, fees, covenants, and cash settlement mechanics (if applicable) of such notes shall be such as are typical and customary for notes of such type (as determined by the Borrower in good faith), (d) no Subsidiary shall guarantee the obligations of the Borrower under such notes, (e) the obligations of all Persons in respect of such notes (and any guarantee thereof) shall be fully unsecured, (f) the aggregate principal amount of such notes shall not exceed $460,000,000 at any time outstanding, and (g) the rate of interest payable in cash in respect of such notes shall not exceed three percent (3.00%) per annum (as may be increased by not more than fifty basis points of additional interest under the terms of the related indenture).

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction and with an initial strike price higher than the initial strike price of the Permitted Bond Hedge Transaction and settled in the Borrower’s common stock (or such other securities or property), in an amount determined by reference to the price of the Borrower’s common stock or such other securities or property and cash in lieu of fractional shares of the Borrower’s common stock; provided that except with respect to cash in lieu of fractional shares of the Borrower’s common stock, such Permitted Warrant Transactions shall not require or permit any cash settlement or cash payments by the Loan Parties or any Subsidiary thereof.

“Person”: any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by any Loan Party or any Subsidiary thereof or to which any Loan Party or any Subsidiary thereof has ever made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

“Platform”: is any of Debt Domain, DebtX, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Supplement”: as defined in the Guarantee and Collateral Agreement.

“Prepayment Fee” means, with respect to any prepayment of the Term Loan, an amount equal to (a) two percent (2%) of the principal amount of Term Loan if such prepayment occurs prior to the first anniversary of the Closing Date, and (b) one percent (1%) of the principal amount of Term Loans if such prepayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date.

“Prime Rate”: the rate of interest per annum from time to time published in the Money Rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the Money Rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by the Administrative Agent as its prime rate in effect at its principal office (such announced Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Notwithstanding anything to the contrary contained herein, in no event shall the Prime Rate be less than 4.00%.

“Principal Obligations”: as defined in Section 9.14.

“Pro Forma Basis”: with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a)    pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b)    pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c)    pro forma effect will be given to: (A) the acquisition or disposition of companies, assets, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, assets, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated according to the financial information contained in a “Quality of Earnings” or similar due diligence report acceptable to the Administrative Agent.

“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by the Borrower and its consolidated Subsidiaries that give effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of the Transaction Costs, in each case prepared for the most recently ended calendar month prior to the Closing Date as if such transactions had occurred on such date.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that is a Lender or an Affiliate of a Lender or, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the Code.

“Recipient”: the (a) Administrative Agent or (b) any Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 10.6(c).

“Regulatory Permit”: all Permits required under applicable Health Care Laws.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.6(d) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and that the Borrower (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business, including through capital expenditures and research and development.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business, including through capital expenditures and research and development.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one hundred eighty days (180) after such Reinvestment Event (or, if any reinvestment does not so occur within such one hundred eighty day (180) period but within such one hundred eighty day (180) period is contractually committed to occur, then such date shall be extended to two hundred seventy (270) days of such Reinvestment Event), and (b) the date on which the Borrower (or its Subsidiaries) shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business, including through capital expenditures and research and development, with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date”: as defined in Section 9.9(b).

“Replacement Lender”: as defined in Section 2.17(c).

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Term Loans, such Lender; and (b) if more than one Lender holds the outstanding Term Loans, then Lenders who hold more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Replacement Benchmark Rate” as defined in Section 2.11(a).

“Resignation Effective Date”: as defined in Section 9.9(a).

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of June 23, 2023, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Second Amendment Closing Date” as defined in the Second Amendment.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders, any Cash Management Bank (in its or their respective capacities as providers of Cash Management Services), and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) each Intellectual Property Security Agreement, (d) each Deposit Account Control Agreement, (e) each Securities Account Control Agreement, (f) the Dutch Security Documents, (g) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (h) each Pledge Supplement, (i) all other security documents hereafter delivered to any applicable Cash Management Bank granting a Lien on any property of any Person to secure the Obligations of any Group Member arising under any Cash Management Agreement, and (j) all financing statements, fixture filings, Intellectual Property filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Seller”: as defined in the recitals hereto.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Benchmark Rate”: the Term SOFR Rate.

“SOFR Loan”: a Loan that bears interest at a rate based on the Term SOFR Rate.

“SOFR Tranche”: the collective reference to SOFR Loans under a particular Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(m), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, as of any date of determination, in each case, determined together with its Subsidiaries, taken as a whole: (a) the amount of the “fair value” of the assets of such Person (on a going concern basis) will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person (on a going concern basis) will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by a Loan Party and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) to the extent permitted under Section 7.13.

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by the Borrower or any Subsidiary and evidencing Indebtedness of the Borrower or any Subsidiary which is subordinated to the Obligations (including payment, lien and remedies subordination terms, as applicable) in a manner approved in writing by the Administrative Agent, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent.

“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate principal amount of the Term Commitments is $60,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the term loans made by the Lenders pursuant to Section 2.1.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Term Loan Maturity Date”: July 25, 2027.

“Term Loan Note”: a promissory note in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitments and funded Term Loans then constitutes of the aggregate Term Commitments and funded Term Loans of all Lenders.

“Term SOFR Rate” means, for any calculation with respect to a SOFR Loan, the rate per annum determined by the Administrative Agent as the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “TS Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, (a) in the case of Interest Periods of one (1), three (3) or six (6) months or such other tenors as may be published from time to time, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any TS Determination Day, a Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the Term SOFR Rate will be the Term SOFR Reference Rate for the applicable tenor as published by the Term SOFR Administrator on the first Business Day preceding the TS Determination Day for which a Term SOFR Reference Rate was published by the Term SOFR Administrator for the applicable tenor so long as such first preceding Business Day is not more than three (3) Business Days prior to such TS Determination Day; and (b) in the case of any Term SOFR Reference Rate for any tenor that is not regularly published by the Term SOFR Administrator, as determined by the Administrative Agent pursuant to its standard or customary practice; provided further that in the case of SOFR Loans on which interest is calculated on the basis of the Term SOFR Rate, if the Term SOFR Rate as so determined shall ever be less than 1.50%, then the Term SOFR Rate shall be deemed to be 1.50%.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of forward-looking term rates based on SOFR selected by the Administrative Agent in its sole discretion).

“Term SOFR Reference Rate” means, for any applicable tenor, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR for such tenor.

“Third Amendment”: that certain Third Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement, dated as of the Third Amendment Closing Date, among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Third Amendment Closing Date”: as defined in the Third Amendment.

“Total Credit Exposure”: is, as to any Lender at any time, the unused Commitments and outstanding Term Loans of such Lender at such time.

“Total Net Revenue”: with respect to any trailing twelve (12) month period, revenue of Borrower recognized during such period and calculated in compliance with GAAP net of any purchaser discounts, allowances, returns and commissions.

“Total Revenue Plan”: means, the Borrower’s Total Revenue Plan delivered to the Administrative Agent on or about May 13, 2022.

“Trade Date”: as defined in Section 10.6(b)(i)(2).

“Trailing Four Month EBITDA Burn”: for any date of determination, the Consolidated Adjusted EBITDA loss (or gain) for the trailing four (4) month period ended the last day of the most recently ended month for which financial statements have been (or are required to be) delivered pursuant to Section 6.1(b).

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Loan Party in connection with the Transactions and the transactions contemplated thereby in an aggregate amount not to exceed $2,000,000.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the refinancing of the Existing Credit Facility and (c) the payment of the Transaction Costs.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a SOFR Loan.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“USCRO”: the U.S. Copyright Office.

“USPTO”: the U.S. Patent and Trademark Office.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.14(f).

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Dutch terms

In this Agreement, where it relates to a Dutch Subsidiary and unless a contrary intention appears, a reference to:

(a)     “works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) within the meaning of the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) having jurisdiction over that Dutch Subsidiary;

(b)     a “authorized by all necessary action” includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(c)     a “winding up” or “dissolution” includes a Dutch Subsidiary being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)     a “moratorium” includes (voorlopig)surseance van betaling and (voorlopige)surseance verleend;

(e)     “admit in writing … pay its debts generally” includes a Dutch Loan Party having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(f)     a “receiver, trustee, custodian or other similar official “ includes a curator, a beoogd curator, a bewindvoerder, a beoogd bewindvoerder or a restructuring expert (herstructureringsdeskundige); and

(g)     a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), and any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

1.3    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to New York City time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)    For purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP shall be deemed to treat operating leases and Capital Lease Obligations in a manner consistent with the treatment thereof under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that have occurred.

(d)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)    Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.

1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5    Time of Payment and Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.6    Confidentiality; Privilege. Notwithstanding any obligation to provide information or allow Administrative Agent, the Lenders or any third party to access the books and records of the Borrower or its Subsidiaries or otherwise set forth in this Agreement, neither the Borrower nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law, (c) that may result in a conflict of interest and/or (d) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION II

AMOUNT AND TERMS OF COMMITMENTS

2.1    Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

2.2    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 12:00 P.M. one (1) Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Unless otherwise agreed by the Administrative Agent, no Term Loan may be converted to a SOFR Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 P.M. on the Closing Date each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower listed in the Credit Authorization with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer or otherwise credit all or a portion of such aggregate amounts to the Existing Lender (for application against amounts in accordance with the wire instructions specified in the Flow of Funds Agreement).

2.3    Repayment of Term Loans. Beginning on the Amortization Start Date, the Term Loans shall be repaid in thirty-six (36) consecutive monthly installments of $1,666,666.67 on the last day of each calendar month. Each such installment shall be paid to the Administrative Agent and shall be distributed by the Administrative Agent to the Term Lenders in an amount equal to such Lender’s Term Percentage of such payment. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4    Fees.

(a)    Upfront Fee. On or prior to the Closing Date, the Borrower agrees to pay to the Administrative Agent an upfront fee in the amount specified in the Fee Letter.

(b)    Fees Nonrefundable. All fees payable under this Section 2.4 shall be fully earned on the date paid and nonrefundable.

2.5    Optional Loan Prepayments.

(a)    Prepayments Generally. Subject to payment of the amounts described in Section 2.11(b), the Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 P.M. three (3) Business Days prior thereto, in the case of SOFR Loans, and no later than 12:00 P.M. one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a SOFR Loan is prepaid on any day prior to the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, equity issuance, acquisition or other transaction, such notice of prepayment may be revoked if the applicable transaction is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, unless such notice is revoked pursuant to this Section 2.5(a), the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)    Prepayment Fee Regarding Term Loans. No amount of outstanding Term Loans shall be prepaid by the Borrower pursuant to Section 2.11(a) unless the Borrower pays to the Administrative Agent (for the ratable benefit of the Term Lenders), contemporaneously with the prepayment of such Term Loans, the Prepayment Fee. Any such Prepayment Fee shall be fully earned on the date paid and shall not be refundable for any reason.

2.6    Mandatory Prepayments.

(a)    If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.6(d).

(b)    If on any date any Group Member shall receive Net Cash Proceeds from any Extraordinary Receipts in an amount in excess of $500,000, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date such Net Cash Proceeds are received toward the prepayment of the Term Loans as set forth in Section 2.6(d).

(c)    If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.6(d); provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.6(d).

(d)    Notwithstanding anything to the contrary contained herein, amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied pro rata (other than with respect to the final bullet payment at maturity) to the prepayment of installments due in respect of the Term Loans and in accordance with Sections 2.3 and 2.12(b) (provided that any Term Lender may decline any such prepayment (the aggregate amount of all such prepayments declined in connection with any particular prepayment, collectively, the “Declined Amount”), in which case the Declined Amount shall be distributed, to the prepayment, on a pro rata basis, of the Term Loans held by Term Lenders that have elected to accept such Declined Amounts. Each prepayment of the Loans under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall deliver to the Administrative Agent notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.6 not less than five (5) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the options of each Term Lender to (x) decline or accept its share of such prepayment and (y) to accept Declined Amounts. Any Term Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile not later than three (3) Business Days prior to the Mandatory Prepayment Date.

(e)    The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.6, (i) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction and (ii) to the extent practicable, at least five days prior written notice of such prepayment or reduction (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(f)    No prepayment fee shall be payable in respect of any mandatory prepayments made pursuant to this Section 2.6.

2.7    Conversion and Continuation Options.

(a)    The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 12:00 P.M. on the Business Day preceding the proposed conversion date; provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 12:00 P.M. on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8    [Reserved].

2.9    Interest Rates and Payment Dates.

(a)    Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Term SOFR Rate determined for such day plus (ii) the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c)    During the continuance of an Event of Default, all outstanding Loans shall bear interest (x) following notice from the Administrative Agent or (y) with respect to an Event of Default under Section 8.1(a) or (f), automatically, in each case, at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”).

(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

2.10    Computation of Interest and Fees.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of SOFR or the Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the SOFR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.11    Inability to Determine Interest Rate; Benchmark Transition Event.

(a)    If prior to the first day of any Interest Period for any SOFR Loan, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a SOFR Loan or a conversion to or a continuation thereof, for any reason that (a) SOFR or Term SOFR Rates have ceased or will cease to be available for the available Interest Period(s), permanently or indefinitely; or (b) for any reason that SOFR or Term SOFR Rates for all available Interest Periods are no longer, or as of a specified future date will no longer be, representative (or generally used or accepted as a benchmark rate for U.S. Dollar denominated syndicated or bilateral credit facilities) or do not, or as of a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (each a “Benchmark Transition Event”), then the Administrative Agent shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing) or by electronic communication to the Borrower. On the last day of the Interest Period for each outstanding SOFR Loan occurring on or after the effective date of such notice, the interest on such SOFR Loan shall cease to be calculated on the basis of a Term SOFR Rate and subject to Section 2.11(b), shall commence to be calculated at the option of the Administrative Agent (exercised by further notice in writing to the Borrower) on the basis of the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant Governmental Authority or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the Term SOFR Rate and (B) the related Benchmark Replacement Adjustment (the replacement benchmark rate chosen by the Administrative Agent pursuant to the foregoing, the “Replacement Benchmark Rate”).

If the Replacement Benchmark Rate would at any time be less than 1.50%, the Replacement Benchmark Rate will be deemed to be 1.50% for the purposes of this Agreement and the other Loan Documents. Any Notice of Borrowing which has been delivered to the Administrative Agent requesting a

SOFR Loan on a day on or subsequent to the effective date of such notification will be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the Replacement Benchmark Rate. The Borrower will not be entitled to obtain any SOFR Loan from the Administrative Agent based on the Term SOFR Rate so long as any of the circumstances set out in this Section continue to exist, and any Loan that would otherwise have been made by the Administrative Agent as a SOFR Loan shall instead be made as an ABR Loan or a Loan in US Dollars bearing interest on the basis of the Replacement Benchmark Rate.

(b)    If at any time the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) for any reason that (i) SOFR or any applicable SOFR Benchmark Rate cannot be determined pursuant to the definition thereof; or (ii) SOFR or any applicable SOFR Benchmark Rate with respect to a SOFR Loan does not adequately and fairly reflect the cost to such Lenders (or Lender) of funding or maintaining such SOFR Loan; or (iii) a Benchmark Transition Event has occurred and a Replacement Benchmark Rate has not yet been chosen and implemented by the Administrative Agent in accordance with this Section 2.11, then the Administrative Agent shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing) or by electronic communication to the Borrower. On the effective date of such notice, or in the case of any affected SOFR Loan, on the last day of the Interest Period for such outstanding SOFR Loan occurring on or after the effective date of such notice, the interest on such SOFR Loan shall cease to be calculated on the basis of the affected SOFR Benchmark Rate, and shall commence to be calculated on the basis of ABR. Any Notice of Borrowing which has been delivered to the Administrative Agent requesting an affected SOFR Loan on a day on or subsequent to such notification date will be deemed to request instead an ABR Loan. The Borrower will not be entitled to obtain any affected SOFR Loan from any Lender so long as any of the circumstances set out in this Section continue to exist, and any Loan that would otherwise have been made by any Lender as an affected SOFR Loan shall instead be made as an ABR Loan.

(c)    In respect of any Benchmark Transition Event:

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, and notice of the Replacement Benchmark Rate has been given to the Borrower and become effective, such Replacement Benchmark Rate will replace the applicable SOFR Benchmark Rate, for all purposes under this Agreement and every other Loan Document without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document except for the Benchmark Replacement Conforming Changes determined by the Administrative Agent to be necessary or desirable and written notice of which have been given to the Borrower.

(ii)    In connection with the implementation of a Benchmark Replacement Rate, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)    Any determination, decision or election that may be made by the Administrative Agent under this Section 2.11 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(d)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at any time the Term SOFR Rate for any particular Interest Period (a) is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the SOFR Administrator has provided a public statement or there has been publication of information announcing that such Interest Period is or will be no longer representative, then (i) the Administrative Agent may provide written notice of such event to the Borrower and upon the effective date of such notice, the definition of Interest Period will be automatically amended to delete reference to such unavailable or un-representative Interest Period without the consent, approval or any other action by any of the parties to this Agreement or any of the other loan or security documents, and (ii) if such Interest Period subsequently becomes available or representative, then the Administrative Agent may, in its discretion, reinstate such Interest Period under this Agreement by written notice to the Borrower.

2.12    Pro Rata Treatment and Payments.

(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages of the relevant Lenders.

(b)    Except as otherwise provided herein, each payment (including each voluntary prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Except as otherwise may be agreed by the Borrower and the Required Lenders, any prepayment of Loans shall be applied first to ABR Loans and then to SOFR Loans. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 1:00 P.M. on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 1:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Unless otherwise notified by the Administrative Agent in writing, the Administrative Agent shall initiate debit entries to any Deposit Account of the Borrower at CIBC as authorized on the Debit Authorization for principal and interest payments or any other Obligations when due. Such debits shall not constitute a set-off. If the debit authorization arrangement is terminated for any reason, the Borrower shall promptly deliver a new Debit Authorization with respect to another Deposit Account of the Borrower at CIBC and until such new Debit Authorization is effective, shall make all payments due hereunder to the Administrative Agent at the address specified in Section 10.2, or as otherwise notified by the Administrative Agent in writing. Except to the extent otherwise requested in writing by the Borrower, including pursuant to any disbursement letter or other request for credit extensions, any amounts to be funded or otherwise paid by the Administrative Agent to the Borrower may be credited in accordance with the Credit Authorization.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(f)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)    The obligations of the Lenders hereunder to (i) make Term Loans, and (ii) make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(h)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(i)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees, then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees, then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(j)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Term Lenders (through the Administrative Agent), without recourse, such participations in the Term Loans made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(j) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.12(j) shall be required to implement the terms of this Section 2.12(j). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.12(j) and shall in each case notify the Term Lenders following any such purchase. The provisions of this Section 2.12(j) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

2.13    Illegality; Requirements of Law.

(a)    Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Loans with interest determined by reference to any applicable SOFR Benchmark Rate, or to determine or charge interest rates based upon any applicable SOFR Benchmark Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue the affected SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)    Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in SOFR or the Term SOFR Rate); or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to SOFR or the Term SOFR Rate or of maintaining its obligation to make such Loans, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)    If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)    A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.13 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.14    Taxes.

For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law, and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.14. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes. The Borrower shall, and the Borrower shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding tax (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(1)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a.    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b.    executed copies of IRS Form W-8ECI;

c.    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

d.    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(3)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.15    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits) that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of SOFR Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13(b), Section 2.13(c), Section 2.14(a), Section 2.14(b) or Section 2.14(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13(b), Section 2.13(c), Section 2.14(a), Section 2.14(b) or Section 2.14(d). The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.17    Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)    a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.14 or of increased costs pursuant to Section 2.13(b) or Section 2.13(c) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16 or is a Non-Consenting Lender);

(b)    a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)    notice from the Administrative Agent that a Lender is a Defaulting Lender; then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such

Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.15 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any SOFR Loans then outstanding. The Affected Lender replaced pursuant to this Section 2.17 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.15 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.17, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.17, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Term Lenders and Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the

Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 5.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee or default interest pursuant to this Agreement or the other Loan Documents for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or default interest that otherwise would have been required to have been paid to such Defaulting Lender).

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Term Percentages, as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

2.19    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION III

[RESERVED]

SECTION IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, as to itself and each of its Subsidiaries, that:

4.1    Financial Condition.

(a)    The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof, and (ii) the payment of Transaction Costs. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as of June 30, 2022 assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)    (i) The audited consolidated financial statements (balance sheet, income statement and statements of cash flows) of the Borrower and its Subsidiaries for the fiscal year ended on December 31, 2021, (ii) the unaudited consolidated financial statements (balance sheet, income statement and statement of cash flows) of the Borrower and its Subsidiaries for the calendar month ended June 30, 2022, each, present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as at such date, and the results of its operations for the respective fiscal periods then ended. All such financial statements of the Borrower, including the related schedules and notes thereto (if applicable), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2021 to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property.

4.2    No Change. Since December 31, 2021, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4    Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described on Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member in any material respect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Group Member has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation applicable to the Borrower or any of its respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its Operating Documents which could reasonably be expected to have Material Adverse Effect.

4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.

4.8    Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the Closing Date, if any. The Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the Closing Date.

4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened to such effect.

4.10    Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, charges or assessments the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member). No tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted in writing, with respect to any such tax, fee or other charge, where such claim could not reasonably be expected to result in liability in excess of $500,000.

4.11    Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying’ or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holding or the Borrower, threatened in writing; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13    ERISA.

(a)    Schedule 4.13 is a complete and accurate list of all Pension Plans maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes as of the Closing Date;

(b)    the Borrower and its ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Plan, and have performed all their obligations under each Plan;

(c)    no ERISA Event has occurred or is reasonably expected to occur;

(d)    the Borrower and each of its ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(e)    as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(f)    except to the extent required under Section 4980B of the Code, or as described on Schedule 4.13, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates;

(g)    as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $50,000;

(h)    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(i)    all liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto;

(j)    there are no circumstances which may give rise to a liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in clause (g); and

(k)    (i) the Borrower is not and will not be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the assets of the Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) the Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans.

4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth on Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15    Subsidiaries. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as may be created by the Loan Documents.

4.16    Use of Proceeds. The proceeds of the Term Loans shall be used for the Transactions, working capital and other general corporate purposes.

4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)    no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)    no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)    the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business;

(g)    no Group Member has assumed any liability of any other Person under Environmental Laws; and

(h)    as of the Closing Date, set forth on Schedule 4.17(h) is a complete and accurate list of the address of all of the Properties owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such Property.

4.18    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19    Security Documents.

(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). As of the Closing Date, none of the Borrower or any Guarantor that is a limited liability company or partnership has any Capital Stock that is a Certificated Security.

(b)    Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

4.20    Solvency; Voidable Transaction. The Borrower, taken as a whole together with all the other Loan Parties and their respective Subsidiaries is, immediately after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith and, the use of proceeds thereof will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21    Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22    Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.23    [Reserved].

4.24    Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no material default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability, and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25    No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.26    [Reserved].

4.27    Capitalization. Schedule 4.27 sets forth the beneficial owners of all Capital Stock of the Borrower’s consolidated Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

4.28    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board. Neither the making of the Loans by the Lenders nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or in Section 1 of the Anti-Terrorism Order, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.

4.29    Regulatory Matters.

(a)    Compliance with Health Care Laws. Each Loan Party and each of its Subsidiaries is, and at all times during the four calendar years immediately preceding the Closing Date has been, in compliance with all Health Care Laws applicable to it, its assets, business or operations, except for any non-compliance that could not reasonably be expected to result in Material Healthcare Liabilities. No circumstance exists which could reasonably be expected to result in a material violation of any Health Care Law except as could not reasonably be expected to result in Material Healthcare Liabilities. No proceeding against or affecting any Loan Party or any of its Subsidiaries relating to any actual or alleged non-compliance with any Health Care Law is pending or, to the knowledge of any Loan Party, threatened in writing, nor, to the knowledge of any Loan Party, are there any facts, circumstances or conditions that could reasonably be expected to form the basis for any such proceeding against or affecting any Loan Party or any of its Subsidiaries except as each of the foregoing could not reasonably be expected to result in Material Healthcare Liabilities.

(b)    Regulatory Permits. Each Loan Party and each of its Subsidiaries holds, and at all times during the four calendar years immediately preceding the Closing Date has held, all Regulatory

Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted. All such Regulatory Permits are, and at all times during the four calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions thereof, except where the failure to have a Regulatory Permit could not reasonably be expected to result in Material Healthcare Liabilities. To the knowledge of any Loan Party, no condition exists or event has occurred within the last four years which, in itself or with the giving of notice or lapse of time or both, has resulted or could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Regulatory Permit, except where the failure to have a Regulatory Permit could not reasonably be expected to result in Material Healthcare Liabilities. Within the last four years, no Governmental Authority has taken, or to the knowledge of any Loan Party threatened to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Regulatory Permit of any Loan Party or any Subsidiary of any Loan Party. As of the Closing Date, Schedule 4.29 sets forth an accurate, complete and current list of all material Regulatory Permits. There currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Regulatory Permit of any Loan Party or any Subsidiary of any Loan Party except where any such remedial measures or the failure to have a Regulatory Permit could not reasonably be expected to result in Material Healthcare Liabilities.

(c)    Material Statements. None of the Loan Parties, their Subsidiaries, or, to the knowledge of any Loan Party, any of the officers, affiliates, or employees of the Loan Parties or their Subsidiaries has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a material violation of any Health Care Law.

(d)    Prohibited Transactions. No Loan Party is enrolled in or submits claims to any federal health care program (as defined at 42 U.S.C. § 1320a–7b(f)) or other third party insurance or payor program for healthcare items or services furnished by such Person. None of the Loan Parties, their Subsidiaries, or, to the knowledge of any Loan Party, any of the officers, affiliates, or employees of the Loan Parties or their Subsidiaries has presented, caused to be presented or conspired with any party to present to any federal health care program any claim for payment for an item or service in violation of, or that would be the basis for liability under, the False Claims Act, 31 U.S.C. § 3729 – 3733, any similar state false claims act, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a, 1320a-7b, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, any other Health Care Laws, or the common law or administrative theories of unjust enrichment, disgorgement, conversion, or Fraud. To the knowledge of each Loan Party, no Person has filed or has threatened to file against any Loan Party or any of their respective Affiliates an action under any qui tam or private right of action within any Health Care Law, including under the False Claims Act (31 U.S.C. § 3729 et seq.).

(e)    Exclusion. No Loan Party and no Subsidiary of any Loan Party, nor, to the knowledge of any Loan Party, any owner, officer, director, partner, managing employee or Person with an “ownership interest” or an “indirect ownership interest” (as those terms are defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary of any Loan Party, has been (or has been threatened to be) (i) excluded pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) listed on the list of excluded parties maintained by the General Services Administration or the office of the Inspector General of the Department of Health and Human Services, or a comparable state healthcare exclusion listing, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, (iv) debarred under FDA proceedings under 21 U.S.C. § 335a, disqualified under FDA investigator disqualification proceedings, subject to FDA’s Application Integrity Policy, or subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001; or (v) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(f)    HIPAA Representation. Each Loan Party and each of their respective Subsidiaries is, and at all times during the four calendar years immediately preceding the Closing Date has been, in compliance in all material respects with HIPAA and state data privacy and security laws related to individually identifiable health information. No Loan Party and none of their respective Subsidiaries has received written notice of, and there is no action at law or in equity or, to the Loan Party’s knowledge, inquiry or investigation pending or threatened with respect to any alleged “breach” (as defined in HIPAA) by a Loan Party or any of their respective Subsidiaries or their respective “workforce” (as defined in HIPAA), except where such action, inquiry, or investigation could not reasonably be expected to result in Material Healthcare Liabilities. No “breach” by a Loan Party or any of their respective Subsidiaries or their respective “workforce” or successful “security incident” (as defined in HIPAA) has occurred with respect to “protected health information” (as defined in HIPAA) in the possession or under the control of a Loan Party or any of their respective Subsidiaries during the four calendar years immediately preceding the Closing Date. Each Loan Party and each of their respective Subsidiaries have conducted a risk analysis as required by HIPAA and has implemented appropriate corrective action to address all material vulnerabilities identified through such analysis. Each Loan Party and each of their respective Subsidiaries has a written, signed and HIPAA-compliant business associate agreement, when required by HIPAA, with each Person that is a “covered entity” or “business associate” (as such terms are defined in HIPAA), and have materially complied with such agreements. Each Loan Party and each of their respective Subsidiaries has maintained a compliance program, including written policies and procedures that address the HIPAA compliance efforts of each Loan Party and each of their respective Subsidiaries.

(g)    Corporate Integrity Agreement. None of the Loan Parties or their Subsidiaries or, to the knowledge of any Loan Party, any of their respective owners, officers, directors, partners, managing employees or Persons with a “direct or indirect ownership or control interest” (as that phrase is used in 42 C.F.R. §1001.1001) in any Loan Party or any of its Subsidiaries is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning non-compliance with Health Care Laws.

(h)    Proceedings; Audits. There currently exist no restrictions, deficiencies, required plans of correction or other remedial measures with respect to any Regulatory Permit of any Loan Party or any Subsidiary of any Loan Party, in each case except as would not reasonably be expected to result in Material Healthcare Liabilities. Without limiting the foregoing, other than audits and reviews conducted in the ordinary course of business, no material review, program integrity review, audit or other investigation related to any Loan Party or any Subsidiary of any Loan Party or their respective operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (i) has been conducted by or on behalf of any Governmental Authority, or (ii) is scheduled by, pending with or, to the knowledge of any Loan Party, threatened by a Governmental Authority.

4.30    Anti-Corruption Laws. Each of the Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Credit Extensions made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable Requirement of Law applicable to Loan Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption (collectively “Anti-Corruption Laws”), and each Loan Party and each of its Subsidiaries, directors and officers and to the knowledge of Borrowers, any employees and agents of such Loan Party or Subsidiary are in compliance in all material respects, with Anti-Corruption Laws.

SECTION V

CONDITIONS PRECEDENT

5.1    Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent:

(i)    this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1A;

(ii)    the Collateral Information Certificate, executed by a Responsible Officer;

(iii)    if required by any Term Lender, a Term Loan Note executed by the Borrower in favor of such Term Lender;

(iv)    the Guarantee and Collateral Agreement, executed and delivered by each grantor named therein;

(v)    each Intellectual Property Security Agreement, executed by the applicable grantor related thereto;

(vi)    each other Security Document, executed and delivered by the applicable Loan Party party thereto;

(vii)    a completed Debit Authorization and Credit Authorization, in each case, duly executed by the Borrower; and

(viii)    the Flow of Funds Agreement, executed by the Borrower.

(b)    Pro Forma Financial Statements; Financial Statements; Projections The Lenders shall have received (i) the Pro Forma Financial Statements and (ii) other financial statements described in Section 4.1.

(c)    Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents, the continuing operations of the Group Members, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the financing contemplated hereby.

(d)    Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the secretary, managing member, member of the managing board, or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party, (B) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party and (ii) a long form good standing certificate for each Loan Party (other than the Dutch Subsidiaries) from its respective jurisdiction of organization and in respect of the Dutch Subsidiary and (D) a copy of an extract of the Dutch Subsidiary from the Dutch Chamber of Commerce dated a date reasonably close to the Closing Date.

(e)    Dutch Subsidiary. In respect of each Dutch Subsidiary: (i) a copy of a resolution of its board of directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Loan Documents to which it is a party, (ii) if required by law or its constitutional documents, a copy of a resolution of its general meeting of shareholders approving its execution and the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and (iii) if it is required by law or any arrangement binding on it to obtain works council advice in respect of its or any other person’s entry into the Loan Documents, a copy of a positive advice from its (central) works council.

(f)    Responsible Officer’s Certificates.

(i)    The Administrative Agent shall have received a certificate signed by a Responsible Officer, in form and substance reasonably satisfactory to it, stating that there are no consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party.

(ii)    The Administrative Agent shall have received a certificate signed by a Responsible Officer, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the Closing Date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date, (B) no Default or Event of Default shall have occurred and be continuing as of the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date, and (C) that there has been no event or circumstance since December 31, 2021, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g)    Patriot Act, etc. The Administrative Agent and each Lender shall have received, prior to the Closing Date, all documentation and other information requested to comply with applicable “know your customer”, beneficial ownership, and anti-money-laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(h)    [Reserved].

(i)    Existing Credit Facility, Etc. (A) The Borrower shall have provided notice to the Existing Lender (in accordance with the terms of the Existing Credit Facility) of its intent to pay all obligations of the Group Members outstanding under the Existing Credit Facility on the Closing Date, (B) the Administrative Agent shall have received the Payoff Letter executed by the Existing Lender and the Borrower, (C) all obligations of the Group Members in respect of the Existing Credit Facility shall, substantially contemporaneously with the funding of certain Loan proceeds on the Closing Date directly to the Existing Lender as contemplated by Sections 2.2 and 2.5 and the Flow of Funds Agreement, have been paid in full, (D) the Administrative Agent shall be satisfied that all actions necessary to terminate the agreements evidencing the obligations of the Group Members in respect of the Existing Credit Facility and the Liens of the Existing Lender in the assets of the Group Members securing obligations under the Existing Credit Facility shall have been, or substantially contemporaneously with the Closing Date, shall be, taken, and (E) the Administrative Agent shall have received such other documents and information related to the Existing Credit Facility and the refinancing thereof as it may request.

(j)    Collateral Matters.

(i)    Lien Searches. The Administrative Agent shall have received the results of recent lien, judgment and litigation searches reasonably required by the Administrative Agent, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or Liens to be discharged on or prior to the Closing Date pursuant to the documentation satisfactory to the Administrative Agent.

(ii)    Pledged Stock. The Administrative Agent shall have received electronic scans of the certificates representing the shares of Capital Stock, if any, pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(iii)    Filings, Registrations, Recordings, Agreements, Etc. Except as set forth in Section 5.3, each document (including the Uniform Commercial Code financing statements, Intellectual Property Security Agreements and the Deposit Account Control Agreement entered into by the Borrower and the Administrative Agent in relation to the accounts maintained by CIBC or CIBC’s Affiliates) each as required for the perfection of security interests by the Security Documents or under law to be filed, registered or recorded to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(k)    Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, in form and substance satisfactory to the Administrative Agent.

(l)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment at least one (1) Business Day before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the Flow of Funds Agreement.

(m)    Legal Opinions. The Administrative Agent shall have received a customary written opinion of Ropes & Gray LLP, in its capacity as counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(n)    Minimum Cash. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Borrower maintains at least Forty Million Dollars ($40,000,000) of cash and/or Cash Equivalents in its existing Deposit Accounts (including accounts maintained with CIBC or CIBC’s Affiliates) as of the Closing Date (the “Closing Date Minimum Cash”). For the avoidance of doubt, the aggregate amount of the Term Loans proceeds made available to the Borrower on the Closing Date is included for the purposes of calculating the Closing Date Minimum Cash.

(o)    Minimum Total Net Revenue. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Borrower has achieved Total Net Revenue of at least Eighteen Million Dollars ($18,000,000) for the second fiscal quarter of 2022, i.e., from April 1, 2022 to June 30, 2022.

(p)    Borrowing Notices. The Administrative Agent shall have received, in respect of the Term Loan to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.

(q)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer the Borrower.

(r)    No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Term Percentage of such requested extension of credit.

5.2    Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 5.2 to the satisfaction of the Administrative Agent, in each case, by no later than the date specified for such condition below (or such later date as the Administrative Agent shall agree in its sole discretion):

(a)    The physical certificated Capital Stock constituting Collateral shall be delivered as promptly as practicable to the Administrative Agent after the Closing Date and in any event within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent may reasonably agree).

(b)    Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may reasonably agree), the Administrative Agent shall have received each of the following (i) duly executed Dutch Security Documents and (ii) a customary written opinion of NautaDutilh, in its capacity as Dutch counsel for the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)    Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may reasonably agree), the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the UCC-1 financing statement filed against TransMedics, Inc., by Cardinal Health 108 LLC, with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, has been terminated or amended to limit the collateral description to the assets financed with Cardinal Health 108 LLC.

(d)    Within sixty (60) days after the Closing Date (or such later date as the Administrative Agent may reasonably agree), enter into Control Agreements (other with respect to an Excluded Account) located in the United States.

(e)    Within fifteen (15) days of the Closing Date (or such later date as the Administrative Agent may reasonably agree), the Borrower shall cause all of the Borrower’s and each Subsidiary’s cash and/or Cash Equivalents maintained in their existing depository and securities accounts in the United States and Canada (other than Excluded Accounts) to be transferred to accounts maintained with CIBC or CIBC’s Affiliates.

SECTION VI

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall, and, where applicable, shall cause each of its Subsidiaries to:

6.1    Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a)    commencing with the fiscal year ending December 31, 2022, within one-hundred and twenty (120) days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case, in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than any such exception or qualification that is with respect to, or resulting from, an upcoming maturity date under the Facility or other Indebtedness within 12 months of the date of the relevant audit) or qualification or exception arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing (or that is otherwise reasonably acceptable to the Administrative Agent);

(b)    commencing with the fiscal month ending July 31, 2022, within 30 days after the end of each calendar month (other than the last calendar month of a fiscal quarter), occurring during each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such calendar month and the related unaudited consolidated statement of income for such calendar month and the portion of the fiscal year through the end of such calendar month, setting forth in each case in comparative form the figures for the previous year and against the Projections, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)    commencing with the fiscal quarter ended September 30, 2022, within forty-five (45) days after the end of each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects, in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods (other than as required to comply with GAAP or as a result of a change in the interpretation of GAAP as approved by the Borrower’s independent public accounts), subject in the case of the unaudited financial statements to normal year-end audit adjustments and absence of footnotes, and (y) be delivered within the time frames required by the applicable clause of this Section 6.1 (or such later date as reasonably agreed to be the Administrative Agent).

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, either: (i) on the Borrower’s website on the Internet at the website address listed in Section 10.2 or the SEC’s website; or (ii) when such documents are posted electronically on the Borrower’s behalf on an Internet or Intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2    Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a)    [reserved];

(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of monthly or quarterly financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance with Sections 7.1(a) and 7.1(b) by each Group Member with the provisions of this Agreement referred to therein as of the last day of the applicable calendar month of the Borrower, and (iii) in conjunction with the delivery of the quarterly financial statements, to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any newly acquired registrations of or applications for registrations for Intellectual Property constituting Collateral with the United States Patent and Trademark Office or the United States Copyright office by any Loan Party (other than any registration that is then subject to an Intellectual Property Security Agreement (or supplement thereto)) during the applicable calendar quarter since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);

(c)    commencing with Projections for the fiscal year ending December 31, 2023, no later than 90 days after the end of each fiscal year of the Borrower, a detailed board-approved consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each calendar month of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, material revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized);

(d)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC);

(e)    within five (5) days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrower sends to the holders of any class of the Borrower’s Indebtedness or public equity securities and, within five (5) days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)    upon request by the Administrative Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(g)    commencing on the fiscal month ending July 31, 2022, not later than 30 days after the end of each calendar month, a schedule of bank accounts and cash balances with respect to each account of a Loan Party maintained outside of the Administrative Agent or its Affiliates (or certification of no change);

(h)    [reserved];

(i)    contemporaneously with delivery to the members of Borrower’s Board of Directors, copies of the executive summary that the Borrower provides to its Board of Directors, including any details with respect to Borrower’s operations or performance; provided, however, the foregoing may be subject to such exclusions and redactions as Borrower deems reasonably necessary, in the exercise of its good faith judgment, in order to (i) preserve the confidentiality of highly sensitive proprietary information, (ii) avoid a conflict of interest, or (iii) prevent impairment of the attorney client privilege with respect to this Agreement, the other Loan Documents or the transactions contemplated thereby or pending or threatened litigation; and

(j)    promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

Each item required to be furnished pursuant to each clause of this Section 6.2 shall be delivered within the time frames required by the applicable clause of this Section 6.2 (or such later date as reasonably agreed to be the Administrative Agent).

6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to, to the extent non-compliance could reasonably be expected to have a Material Adverse Effect: (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

6.5    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP in all material respects and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided, that so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to reimburse the Administrative Agent for one (1) such inspection during any calendar year. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.7    Notices. Give prompt written notice to the Administrative Agent of:

(a)    the occurrence of any Default or Event of Default;

(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect;

(c)    any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member, (iii) which relates to any Loan Document or (iv) which alleges potential or actual violations of any material Health Care Law by any Loan Party or any Subsidiary of any Loan Party which would result in a Material Healthcare Liability,

(d)    (i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such event), the occurrence of any of the following ERISA Events that could reasonably be expected to result in liability in excess of $500,000, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(ii)    (A) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the IRS with respect to each Pension Plan, (2) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B), without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 4.13 and 7.9 as any Lender (through the Administrative Agent) may from time to time reasonably request;

(e)    any changes to the beneficial ownership information set forth in the Collateral Information Certificate. The Loan Parties understand and acknowledge that the Secured Parties rely on such true, accurate and up-to-date beneficial ownership information to meet their regulatory obligations to obtain, verify and record information about the beneficial owners of their legal entity customers; and

(f)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8    Environmental Laws.

(a)    Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9    Operating Accounts. Maintain the Borrower’s and their Subsidiaries’ depository and operating accounts and securities accounts (other than Excluded Accounts) located in the United States and Canada with CIBC or with CIBC’s Affiliates; provided that, the proceeds of the Permitted Convertible Notes may be maintained in Deposit Accounts or Securities Accounts outside of CIBC or CIBC’s Affiliates so long as such accounts are subject to a Control Agreement within sixty (60) days of the First Amendment Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion).

6.10    Audits. At reasonable times, on reasonable advance notice (provided that no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Borrower’s expense, and the charge therefor shall be the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing.

6.11    Additional Collateral, Etc.

(a)    With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within thirty (30) days or such longer period as the Administrative Agent shall agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)    With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (and in any event within sixty (60) days (or such longer time period as the Administrative Agent may agree in its sole discretion)) after such acquisition, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount not in excess of the fair market value as reasonably estimated by the Borrower as well as a current ALTA survey thereof, together with a surveyor’s certificate, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. In connection with the foregoing, no later than five (5) Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 6.11, in order to comply with any applicable laws, the Administrative Agent (for delivery to each Lender) shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”) and such other documents as any Lender may reasonably request to complete its flood due diligence, (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the applicable Loan Party (if applicable) (“Loan Party Notice”) that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the applicable Loan Party’s receipt of any such Loan Party Notice (e.g., countersigned Loan Party Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Loan Party Notice is required to be given and, to the extent flood insurance is required by any applicable Requirement of Law or any Lenders’ written regulatory or compliance procedures and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance that complies with all applicable laws and regulations reasonably satisfactory to the Administrative Agent and each Lender (any of the foregoing being “Evidence of Flood Insurance”). Notwithstanding anything contained herein to the contrary, no Mortgage will be executed and delivered until each Lender has confirmed to the Administrative Agent that such Lender has satisfactorily completed its flood insurance due diligence and compliance requirements.

(c)    With respect to any new direct or indirect Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party, or any new Subsidiary (other than an Excluded Subsidiary) formed by Division, within thirty (30) days of such acquisition or formation or, with respect to the Aviation Entities, within thirty (30) days of the Third Amendment Closing Date, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in the

Capital Stock of such Subsidiary that is owned directly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of the secretary or other appropriate officer of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; it being agreed that if such Subsidiary is formed by a Division, the foregoing requirements shall be satisfied substantially concurrently with the formation of such Subsidiary.

(d)    Each Loan Party shall use commercially reasonable efforts to obtain a landlord access agreement or bailee letter, as applicable, from the lessor of the Borrower’s chief executive office and each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a fair market value in excess of $500,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.

6.12    Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.13    Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Indebtedness of the Loan Parties.

6.14    Anti-Corruption Laws. Conduct its business in compliance with all applicable Anti-Corruption Laws and maintain policies and procedures designated to promote and achieve compliance with such laws.

6.15    Litigation Cooperation. Make available to the Administrative Agent, without expense to the Administrative Agent, its officers, employees and agents and each Loan Party’s books and records, to the extent the Administrative Agent deems reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Administrative Agent or the Lenders with respect to any Collateral or relating to such Loan Party.

6.16    Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

6.17    Regulatory Matters.

(a)    Without limiting or qualifying Section 6.4(c) hereof, or any other provision of this Agreement, each Loan Party and each of their respective Subsidiaries will comply in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business, except where failure to comply with applicable Health Care Laws could not reasonably be expected to result in Material Healthcare Liabilities.

(b)    Each Loan Party and each of their respective Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Regulatory Permits (which are necessary in the proper conduct of its business); and (ii) keep and maintain all records that are required to be maintained by any Governmental Authority or otherwise under any applicable Health Care Law, except in each of (i) and (ii) where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Each Loan Party and each of their respective Subsidiaries shall, as applicable, maintain and comply in all material respects with a corporate and health care regulatory compliance program (“Compliance Program”) that is reasonably designed to ensure compliance with all applicable Health Care Laws, including HIPAA, and allow the Administrative Agent and/or any consultants from time to time to review such Compliance Program at reasonable times and upon prior written notice; provided that information subject to the attorney client privilege or which constitutes “protected health information” (as such term is defined in HIPAA) shall not be subject to review. Each Loan Party and each of their respective Subsidiaries shall modify such Compliance Programs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws.

SECTION VII

NEGATIVE COVENANTS

The Borrower agrees that, at all times prior to the Discharge of Obligations, the Borrower shall not and the Borrower shall not permit any of its Subsidiaries, to, directly or indirectly:

7.1    Financial Condition Covenants.

(a)    Minimum Liquidity. The Borrower and its Subsidiaries shall maintain at all times not less than the greater of either (i) Liquidity of at least the absolute value of Trailing Four Month EBITDA Burn, but only to the extent that Trailing Four Month EBITDA Burn is negative (for the avoidance of doubt, to the extent that Trailing Four Month Cash Burn is positive, then clause (i) the shall be deemed to be less than clause (ii) for purposes of this Section 7.1(a)) or (ii) $10,000,000.

(b)    Total Net Revenue Performance to Plan. The Borrower and its Subsidiaries shall maintain at all times, to be tested quarterly as of the last day of each fiscal quarter, Total Net Revenue of at least seventy-five percent (75%) of the Total Net Revenue set forth in the Total Revenue Plan for each test date.

7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document and under any Cash Management Agreement;

(b)    Indebtedness of (i) any Loan Party owing to any other Loan Party; (ii) any Group Member (which is not a Loan Party) owing to any other Group Member (which is not a Loan Party); (iii) any Group Member (which is not a Loan Party) owing to any Loan Party, which constitutes an

Investment permitted by Section 7.8(f)(iii); provided, that, such Indebtedness owing from any Group Member (which is not a Loan Party) to a Loan Party shall be evidenced by a master promissory note and such promissory note shall be pledged as Collateral; and (iv) any Loan Party owing to any Group Member (which is not a Loan Party); provided that such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;

(c)    Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party; (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party) or (iv) of any Loan Party of the Indebtedness of any Group Member that is not a Loan Party, so long as the aggregate amount of such Guarantee Obligations is an Investment permitted by Section 7.8(f)(iii); provided that, in any case of clauses (i), (ii), (iii) or (iv), the underlying Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d)    Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(e)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(f)    unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $250,000 at any one time outstanding;

(g)    obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;

(h)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i)     any joint and several liability in respect of Tax as a result of a fiscal unity (fiscale eenheid) for Dutch Tax purposes or its equivalent in any other relevant jurisdiction of which only Loan Parties are a member;

(j)    any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Subsidiary incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(k)    Indebtedness in respect of performance, surety or appeal bonds or any warranty or contractual service obligations, performance, surety, statutory, appeal, bid or completion of performance guarantees or similar obligations, in each case provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $250,000; and

(l)    Indebtedness consisting of the financing of insurance premiums.

(m)    unsecured Indebtedness under the Permitted Convertible Notes; provided that at the time of issuance thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(n)    Indebtedness (x) of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, this exception, (ii) such merger or acquisition constitutes a Permitted Acquisition or Investment, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iv) the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any time outstanding, ~~or~~ (y) consisting of earn-outs permitted under Section 7.8(m)(xi)(C) or (z) pertaining to leases of aircraft acquired in connection with a Permitted Acquisition.

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f)    Liens in existence on the date hereof listed on Schedule 7.3(f); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)    Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h)    Liens created pursuant to the Security Documents;

(i)    any interest or title of a lessor or licensor under any lease (including ground leases and leases of aircraft acquired in connection with a Permitted Acquisition) or license entered into by a ~~Group Member~~ Loan Party in the ordinary course of its business and covering only the assets so leased or licensed;

(j)    judgment Liens that do not constitute an Event of Default under Section 8.1(h) of this Agreement;

(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection and any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions and any netting or set-off arrangement entered into by the Borrower and any Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(l)    Liens securing Obligations under any Specified Swap Agreements permitted by Section 7.2(i);

(m)    Liens on insurance proceeds in favor of insurance companies granted solely to secured financed insurance premiums;

(n)    Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(o)    other Liens securing obligations in an outstanding amount not to exceed $250,000 at any one time; and

(p)    Lien including any netting or set-off arising as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes or its equivalent in any other relevant jurisdiction of which only Loan Parties are a member.

(q)    Liens existing on the property at the time of the acquisition thereof (and not created in contemplation of such acquisition) securing Indebtedness permitted under Section 7.2(n) that were assumed by the Borrower or a Subsidiary.

7.4    Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)    (i) any Group Member that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) any Loan Party (provided that a Loan Party shall be the continuing or surviving Person, or the continuing or surviving Person shall become a Loan Party substantially contemporaneous with such merger, amalgamation or consolidation) or (B) any Group Member that is not a Loan Party, and (ii) any Loan Party may be merged, amalgamated or consolidated with or into with any other Loan Party (provided that if such merger, amalgamation or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person);

(b)    (i) any Group Member that is not a Loan Party may Dispose of any or all of its assets (including upon voluntary liquidation, dissolution or otherwise) (A) to any other Group Member or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Loan Party (other than the Borrower) may Dispose of any or all of its assets (including upon voluntary liquidation, dissolution or otherwise) (A) to any other Loan Party or (B) pursuant to a Disposition permitted by Section 7.5; and

(c)    any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired (including, without limitation, the cancelation of any Indebtedness owing to any Group Member other than for reasonable consideration or in the ordinary course of business), or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)    Dispositions of obsolete or worn out property in the ordinary course of business;

(b)    Dispositions of Inventory in the ordinary course of business;

(c)    Dispositions permitted by Sections 7.4(b)(i)(A) and (b)(ii)(A);

(d)    the sale or issuance of the Capital Stock of any Subsidiary of the Borrower (i) to the Borrower or any other Loan Party, or (ii) in connection with any transaction that does not result in a Change of Control;

(e)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)    the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)    the Disposition of property (i) from any Loan Party to any other Loan Party, and (ii) from any Group Member (which is not a Loan Party) to any other Group Member; provided that in each case in which there is a Lien over the relevant property in favor of the Administrative Agent in advance of the Disposition, an equivalent Lien will be granted to the Administrative Agent by the Group Member which acquires the property;

(h)    Dispositions of property subject to a Casualty Event;

(i)    leases or subleases of real property;

(j)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(k)    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(l)    Restricted Payments permitted by Section 7.6, Investments permitted by Section 7.8 and Liens permitted by Section 7.3;

(m)    Dispositions of other property having a fair market value not to exceed $100,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and

(n)    Dispositions of other property (other than Intellectual Property necessary for the ongoing operation of the business of any Loan Party) having a fair market value not to exceed $250,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and provided further that, (x) such property is sole for fair market value, (y) at least 75% of the consideration received in respect of such Disposition shall be received in the form of cash or Cash Equivalents and (z) the Net Cash Proceeds thereof are used to prepay the Term Loans in accordance with Section 2.6(d);

provided, however, that any Disposition made pursuant to this Section 7.5 (other than Dispositions (x) solely between Loan Parties, (y) Dispositions solely between Group Members that are not Loan Parties or (z) Dispositions between a Loan Party and a Group Member that is not a Loan Party in which the terms thereof in favor of a Loan Party are at least arm’s length terms) shall be made in good faith on an arm’s length basis for fair value.

7.6    Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, pay any earn-out payment, seller debt or deferred purchase price payments, declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)    any Group Member may make Restricted Payments to any Loan Party, and any Group Member that is not a Loan Party may make Restricted Payments to any other Group Member;

(b)    each Loan Party may, (i) purchase common stock or common stock options from present or former officers, directors, managers, members, partners, independent contractors, consultants and/or employees of any Group Member (or parent entity of the Borrower) upon the death, disability or termination of employment of such officers, directors, managers, members, partners, independent contractors, consultants and/or employees (or incur an obligation to fund such purchase by such Persons; provided that the aggregate amount of payments made (or obligations incurred) under this clause (i) shall not exceed $250,000 during any fiscal year of the Borrower, (ii) pay management fees, fund expense reimbursement and make indemnity payments expressly permitted by the last sentence of Section 7.11, and (iii) declare and make dividend payments or other distributions payable solely in Capital Stock (other than Disqualified Stock) or other common Capital Stock of the Borrower;

(c)    each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its Capital Stock (other than Disqualified Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));

(d)    any Group Member may make payments in respect of Subordinated Indebtedness solely to the extent such payment is made in accordance with Section 7.22; and

(e)    the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (e) shall not exceed $250,000.

(f)    any Group Member may make Restricted Payments in connection with (i) the issuance of the Permitted Convertible Notes, (ii) the entry into, and the payment of the premium of, the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, (iii) the issuance of the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) and payment of cash in lieu of fractional shares in connection with the conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of the Permitted Convertible Notes or in connection with any Permitted Warrant Transaction (provided, that the actions set forth in this clause (f)(iii) shall be permitted regardless of whether any Event of Default has occurred hereunder), or (iv) any payments made in accordance with Section 7.25.

(g)    so long as no Event of Default shall have occurred and be continuing at the time or would result therefrom, the Group Members may make earn-out payments, payments in respect of seller debt or deferred purchase price payments in connection with a Permitted Acquisition so long as immediately after giving effect to such payment, (i) the Borrower and its Subsidiaries maintain at least $100,000,000 of unrestricted cash and Cash Equivalents in Deposit Accounts or Securities Accounts maintained with CIBC or its Affiliates and (ii) the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give pro forma effect to the making of such payment (provided that if any such payment obligations constitute Subordinated Indebtedness, such payment must be permitted under Section 7.22);

7.7    [Reserved].

7.8    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)    extensions of trade credit in the ordinary course of business;

(b)    Investments in cash and Cash Equivalents;

(c)    Guarantee Obligations permitted by Section 7.2;

(d)    loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding;

(e)    Investments in an aggregate amount not to exceed $500,000 at any one time outstanding;

(f)    intercompany Investments by (i) any Loan Party in any other Loan Party, (ii) any Group Member that is not a Loan Party in any other Group Member, or (iii) any Loan Party in any Group Member that is not a Loan Party to the extent that such Investments (A) are used to fund operating expenses in the ordinary course of such Group Member’s business and, for the avoidance of doubt, shall not be used to fund Permitted Acquisitions and (B) do not exceed $500,000 in any fiscal year of the Borrower ~~or (iv) any Loan Party in any Group Member that is not a Loan Party to the extent that such Investment is used to consummate a Permitted Acquisition~~;

(g)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)    Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(i)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(j)    the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(k)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions.

(l)    any Permitted Bond Hedge Transaction.

(m)    purchases or other acquisitions by any ~~Group Member of~~ Loan Party of (w) the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation), ~~or~~ (x) all or substantially all of the assets of, or assets constituting one or more business units of, any Person, (y) aircraft, aircraft parts and related equipment free and clear of any Liens (other than Liens permitted by Section 7.3(i)) or (z) purchases or expenditures related to the acquisition and/or build out of aircraft hangars (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition (unless one or more of the conditions below are waived by the Administrative Agent in writing):

(i)    the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is permitted by Section 7.17;

(ii)    all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)    no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, would reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)    the Borrower shall give the Administrative Agent at least five (5) Business Days’ prior written notice (or such later time as reasonably agreed by the Administrative Agent) of any such purchase or acquisition;

(v)    the Borrower shall provide to the Administrative Agent as soon as practicable but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi)    any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.11, except to the extent compliance with Section 6.11 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii)    unrestricted cash and Cash Equivalents held at such time by the Borrower and its Subsidiaries in Deposit Accounts or Securities Accounts maintained with CIBC or its Affiliates shall equal or exceed ~~$100,000,000~~ $180,000,000 as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition or other purchase);

(viii)    (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase (to the extent required to be provided under clause (xii) below);

(ix)    no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(n);

(x)    such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xi)    (A) the aggregate amount of the cash consideration paid by such ~~Group Member~~ Loan Party in connection with any particular Permitted Acquisition shall not exceed $50,000,000, (B) the aggregate amount of the cash consideration paid by all ~~Group Members~~ Loan Parties in connection with all such Permitted Acquisitions consummated from and after the Third Amendment Closing Date shall not exceed ~~$150,000,000~~ $300,000,000 and (C) the aggregate amount of unsecured earn-outs, seller debt or deferred purchase price payments in connection with all such Permitted Acquisition shall not exceed $10,000,000 at any time outstanding;

(xii)    in the event that the aggregate amount of the cash consideration paid by the ~~Group Members~~ Loan Parties in connection with any Permitted Acquisition exceeds $30,000,000, the Borrower shall deliver to the Administrative Agent pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition supported by a quality of earnings report (to the extent provided to the Borrower) (or other comparable third-party financial analysis reasonably acceptable to the Administrative Agent, to the extent provided to the Borrower); and

(xiii)    the Borrower shall have delivered to the Administrative Agent on the closing date of such acquisition, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been, to the extent applicable, satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(n)    Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that such Investments were not made, in any case, by such Person in connection with, or in contemplation of, this exception.

7.9    ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.10    [Reserved].

7.11    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.12    Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction, except in connection with transactions that would be permitted under this Section 7.

7.13    Swap Agreements. Enter into any Swap Agreement, except (a) Specified Swap Agreements which are entered into by a Group Member to (i) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (ii) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member, and (b) any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.

7.14    Changes in Fiscal Year. Make any change in its fiscal year.

7.15    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, including without limitation, aircraft and related assets acquired in connection with a Permitted Acquisition, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (m) and (n) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.16    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, or (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby.

7.17    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18    Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.19    [Reserved].

7.20    Amendments to Organizational Agreements. Amend or permit any amendments to any Loan Party’s organizational documents if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders in any material respect.

7.21    Use of Proceeds. Use the proceeds of any Loan or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

7.22    Subordinated Debt.

(a)    Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Borrower’s or any of its Subsidiaries’, as applicable, ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)    Payments. Make any payment (including any interest payment, other than paid-in-kind interest), prepayment or repayment on, redemption, exchange or acquisition for value of, any sinking fund or similar payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

7.23    Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.

7.24    Anti-Hoarding. The Loan Parties shall cause (a) all Group Members that are Foreign Subsidiaries to maintain an aggregate cash balance in an amount not to exceed the greater of (i) Five Million Dollars ($5,000,000) in the aggregate and (ii) an amount necessary to fund all such Group Members’ operating expenses (including payroll) for the then-next six (6) month period and (b) all Group Members that are not Loan Parties to maintain an aggregate cash balance in an amount not to exceed the lesser of (i) One Hundred Thousand Dollars ($100,000) in the aggregate and (b) an amount necessary to fund all such Group Members’ operating expenses (including payroll) for the then-next three (3) month period, and, in each case, within three (3) Business Days following the last day of each month, any amounts in excess of the limits set forth in clauses (a) and/or (b) above, shall be swept to a Deposit Account maintained with CIBC or with CIBC’s Affiliates.

7.25    Convertible Note Documents. Make or cause to be made any cash payment or cash settlement in respect of any Permitted Convertible Notes, Permitted Bond Hedge Transactions or Permitted Warrant Transactions, except for:

(a)    Payment of (i) reasonable and customary fees and expenses (including, without limitation, any initial purchasers’ discount, any indemnification, contribution and other contractual obligations owed to any initial purchasers and any fees of financial advisors to the Borrower) incurred in connection with the Permitted Convertible Notes, Permitted Bond Hedge Transactions or Permitted Warrant Transactions and (ii) payment of cash in lieu of fractional shares in connection with the conversion of the Permitted Convertible Notes provided, however, that no such payments shall be permitted pursuant to this clause (a)(ii) if an Event of Default has occurred and is continuing or would result therefrom;

(b)    Payment of any regularly scheduled cash interest payments in respect of the Permitted Convertible Notes; provided, however, that no such payments shall be permitted pursuant to this clause (b) if an Event of Default has occurred and is continuing or would result therefrom; and

(c)    Payment of the initial purchase price for each Permitted Bond Hedge Transaction; provided that such purchase price less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the Permitted Convertible Notes issued in connection with such Permitted Bond Hedge Transaction.”

SECTION VIII

EVENTS OF DEFAULT

8.1    Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)    the Borrower shall fail to pay (i) any amount of principal of any Loan when due in accordance with the terms hereof, or (ii) the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in, Section 5.2, Section 6.2, 6.3, clause (i) or (ii) of Section 6.4(a), Section 6.5(b), Section 6.7, Section 6.9, Section 6.10, Section 6.12, Section 6.14 or Section 7 of this Agreement; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days thereafter five (5) Business Days in the case of Section 6.1); or

(e)    (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on the scheduled or original due date with respect thereto; (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (1) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) to cause, with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that, unless such

Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate for all such Indebtedness, exceeds $500,000; or (ii) the occurrence of any event of default under any terms or provisions of any Convertible Note Document, or the occurrence of any event requiring the prepayment in cash of any Permitted Convertible Note (other than payments permitted pursuant to Section 7.25(c)); provided that this clause (e) shall not apply to any conversion of the Permitted Convertible Notes into common stock of the Borrower (or other securities following a merger event, reclassification or other change of the common stock of the Borrower) and cash in lieu of fractional shares of common stock of the Borrower, or the satisfaction or occurrence of any condition the sole result of which is to give rise such conversion or a right on behalf of the holders of the Permitted Convertible Notes to require such conversion; or

(f)    (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loan shall be advanced hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that, during such 60 day period, no Loan shall be advanced hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof which would reasonably be expected to result in a Material Adverse Effect; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which would reasonably be expected to result in a Material Adverse Effect; or

(h)    there is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $500,000 or more, or (ii) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)    (i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(ii)    any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)    a Change of Control shall occur; or

(l)    any event or circumstance has occurred which would reasonably be expected to have a Material Adverse Effect; or

(m)    any Loan Document (including the subordination provisions of any subordination or intercreditor agreement governing Subordinated Indebtedness) not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document.

8.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)    if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Term Commitments to be terminated forthwith, whereupon the Term Commitment shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Cash Management Bank may terminate any Cash Management Agreement then outstanding and declare all Obligations then owing by the Group Members under any such Cash Management Agreements then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) the Administrative Agent may exercise on behalf of itself, any Cash Management Bank and the Lenders all rights and remedies available to it, any such Cash Management Bank and the Lenders.

In addition, to the extent elected by any applicable Cash Management Bank, the Borrower shall also Cash Collateralize the amount of any Obligations in respect of Cash Management Services then outstanding, which Cash Collateralized amounts shall be applied by the Administrative

Agent to the payment of all such outstanding Cash Management Services, and any unused portion thereof remaining after all such Cash Management Services shall have been fully paid and satisfied in full shall be applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3.

(c)    After all such Cash Management Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Cash Management Services) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.13, 2.14 and 2.15 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, and any Qualified Counterparty and any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and the documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders, and amounts payable under Sections 2.13, 2.14 and 2.15), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest in respect of any Cash Management Services and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth and payable to them;

Fifth, for the account of any applicable Qualified Counterparty and any applicable Cash Management Bank, to any settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Cash Management Agreements not paid pursuant to clause Fifth and to cash collateralize Obligations arising under any then outstanding Specified Swap Agreements and Cash Management Services, in each case, ratably among them in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Sixth and payable to them;

Last, the balance, if any, after the Discharge of Obligations, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION IX

THE ADMINISTRATIVE AGENT

9.1    Appointment and Authority.

(a)    Each of the Lenders hereby irrevocably appoints CIBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)    The provisions of Section 9 are solely for the benefit of the Administrative Agent, and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)    The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and provider of Cash Management Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any subordination agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the

Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)    be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7    Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8    Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9    Successor Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of or for the benefit of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security and any Parallel Debt until such time as a successor Administrative Agent is appointed and such collateral security and Parallel Debt is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10    Collateral and Guaranty Matters.

(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)    to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3 (g) and (i); and

(iii)    to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)    Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Cash Management Agreement, the liabilities and obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan

Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Cash Management Bank or a Qualified Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4 and 10.5) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12    Reserved.

9.13    Erroneous Payments.

(a)    If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such

Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)

(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under clause (a) hereof or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) hereof, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made

(the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.14    Parallel Debt. For the purpose of this this Section 9.14 the following terms shall have the following meaning:

“Parallel Debt” means in relation to any Loan Party, at any given time an amount equal to the aggregate of its Principal Obligations at that time expressed in the relevant currency; and

“Principal Obligations” means, in relation to any Loan Party and at any given time, each amount (whether matured or not) owing by that Loan Party at that time to a Lender under the Loan Documents (other than the Parallel Debt);

(a)    Without prejudice to the other provisions of the Loan Documents and for the purpose of ensuring and preserving the validity, effect and continuity of the security rights granted and to be granted by the Loan Parties pursuant to any Security Document, each Loan Party hereby unconditionally and irrevocably undertakes to pay to the Administrative Agent its Parallel Debt on terms and conditions specified in this Section 9.14 (the aforesaid being the “Parallel Debt Covenant”).

(b)    Each Loan Party and the Administrative Agent acknowledge that (i) for this purpose the Parallel Debt created pursuant to the Parallel Debt Covenant constitutes undertakings, obligations and liabilities of such Loan Party to the Administrative Agent that are separate and independent from, and without prejudice to, the Principal Obligations and (ii) the relevant Parallel Debt represents the Administrative Agent’s own claim against such Loan Party to receive payment of the relevant Parallel Debt, provided that the total amount which may become due under the relevant Parallel Debt shall never exceed the total amount which may become due under the relevant Principal Obligations.

(c)    The Loan Parties may not pay any of their Parallel Debt other than at the instruction of, and in the manner determined by, the Administrative Agent. Without prejudice to the preceding sentence, each Borrower shall be obliged to pay the Parallel Debt (or if such Loan Party’s Principal Obligations are due at different times, an amount of the relevant Parallel Debt corresponding to its relevant Principal Obligations) only when its relevant Principal Obligations have fallen due.

(d)    Any payment made, or amount recovered, in respect of the Parallel Debt shall reduce the relevant Principal Obligations to any Lender by the amount which that Lender has received out of that payment or recovery under the Loan Documents.

(e)    All Parties acknowledge and agree with the provisions of this this Section 9.14.

(f)    The Parties acknowledge that the Administrative Agent acts in its own name and not as agent or representative of any other Party in respect of the Parallel Debt Covenant.

(g)    For the avoidance of doubt, the Loan Parties and the Administrative Agent acknowledge and agree that the rules applicable in respect of common property (gemeenschap) do not apply, whether or not by analogy, to the relation between any relevant Parties as a result of the Parallel Debt Covenant.

(h)    The Administrative Agent will cooperate in assigning its rights and obligations under the Parallel Debt to a successor collateral agent in accordance with Section 9.9 of this Agreement. Each Loan Party and any other party to this Agreement hereby, in advance, irrevocably grant its cooperation (medewerking) to the transfer of such rights and obligations by the Administrative Agent to a successor agent in accordance with Section 9.9 of this Agreement

9.15    Survival. This Section 9 shall survive the Discharge of Obligations.

SECTION X

MISCELLANEOUS

10.1    Amendments and Waivers.

(a)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that no amendment or modification of defined terms used in the financial covenants in this Agreement or waiver of any Default or Event of Default or the right to receive interest at the Default Rate shall constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Commitment, in each case, without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees (taken as a whole) of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.12 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders in a manner that adversely affects Term Lenders without the written consent of each Term Lender; (E) reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (G) amend or modify the application of prepayments set forth in Section 2.6(d) or the application of payments set forth in Section 8.3 in a manner that adversely affects Term Lenders without the written consent of the Majority Term Lenders, or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects any Cash Management Bank or any Qualified Counterparty, as applicable, without the written consent of such Cash Management Bank or any such Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, each Cash Management Bank, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)    Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)    the termination of the Commitment of each such Minority Lender;

(ii)    the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.17; and

(iii)    the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)    Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders and Majority Term Lenders, as applicable.

(d)    Notwithstanding any provision herein to the contrary, any Cash Management Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

(e)    Notwithstanding any provision herein or in any other Loan Document to the contrary, no Cash Management Bank and no Qualified Counterparty shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Cash Management Services or Specified Swap Agreements or Obligations owing thereunder, nor shall the consent of any such Cash Management Bank or Qualified Counterparty, as applicable, be required for any matter, other than in their capacities as Lenders, to the extent applicable.

(f)    The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any omission, mistake or defect.

10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:

TransMedics Group, Inc.

200 Minuteman Road

Andover, MA 01810

Attention: Stephen Gordon

Telephone No.: 978-552-5071

E-Mail: sgordon@transmedics.com

With a copy (with shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, Massachusetts 02199

Attention: Dan Coyne

E-Mail: daniel.coyne@ropesgray.com

Administrative Agent:	Canadian Imperial Bank of Commerce 81 Bay Street, 10th Floor Toronto, ON M5J 0E7 Attention: Imran Premji E-mail: imran.premji@cibc.com

If to Administrative Agent for any Notice of Borrowing

Canadian Imperial Bank of Commerce

Credit Processing Services

595 Bay Street, 7th floor

Toronto, Ontario

M5G 2C2

Attention: Vasa Ratnam

                  Aaron Ren

                  Innovation Banking Mailbox

E-mail: vasa.ratnam@cibc.com

             aaron.ren@cibc.com

             Mailbox.X_Innovation_Mail@cibc.com

With a copy (with shall not constitute notice) to:

DLA Piper LLP

One Fountain Square

11911 Freedom Drive, Suite 300

Reston, Virginia 20190

Attention: Mark Fiekers

Facsimile No.: (703) 773-5017

E-Mail: mark.fiekers@us.dlapiper.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(a)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(c)    (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (in the case of legal fees, limited to the reasonable fees, charges and disbursements of one external counsel, one local counsel in each relevant jurisdiction to the extent reasonably necessary and one regulatory counsel to the extent reasonably necessary), in connection with the syndication of the facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (in the case of legal fees, limited to the reasonable fees, charges and disbursements of one external counsel, one local counsel in each relevant jurisdiction to the extent reasonably necessary and one regulatory counsel to the extent reasonably necessary), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of legal fees, limited to the reasonable fees, charges and disbursements of one external counsel, one local counsel in each relevant jurisdiction to the extent reasonably necessary and one regulatory counsel to the extent reasonably necessary)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, or (y) any dispute among Indemnitees (other than claims against the Administrative Agent, in its capacity as such) that does not involve any act or omission of a Group Member. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.14(e).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower and each other Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)    Survival. Each party’s obligations under this Section shall survive the Discharge of Obligations.

10.6    Successors and Assigns; Participations and Assignments.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which, for purposes of this Section 10.6, shall include any Cash Management Bank and any Qualified Counterparty, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(1)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 in the case of any assignment in respect of the Term Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:

(1)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(2)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments with respect to the Term Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.14(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(j) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which it is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or Treasury Regulations, including without limitation Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(h)    Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7    Adjustments; Set-off.

(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.

10.9    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Electronic Execution of Assignments.

(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of an original executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13    GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCEPT AS EXPRESSLY SET FORTH THEREIN), AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

10.14    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    agrees that all disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, any other Loan Document (other than any Dutch Security Documents), any contemplated transactions related hereto or thereto, or the relationship between any Loan Party, on the one hand, and the Administrative Agent or any Lender or any other Secured Party, on the other hand, and any and all other claims of any of the Borrower against the Administrative Agent or any Lender or any other Secured Party of any kind, shall be brought only in a state court located in New York, New York, or in a federal court sitting in the New York, New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender or any other Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender or any other Secured Party. The Borrower, on behalf of itself and each other Loan Party, (i) expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court and to the selection of any referee referred to below, (ii) hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court, and (iii) agrees that it shall not file any motion or other application seeking to change the venue of any such suit or other action. Each party hereto hereby waives personal service of any summons, complaints, and other process issued in any such action or suit and agrees that service of any such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the address set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three days after deposit in the U.S. mails, proper postage prepaid;

(b)    WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY AND THEREBY, AMONG ANY OF THE PARTIES HERETO AND THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15    Acknowledgements. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Group Members arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Group Members, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan. Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Group Members and the Lenders.

10.16    Releases of Guarantees and Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b)    Upon the Discharge of Obligations, the Collateral (other than any cash collateral securing any Specified Swap Agreements or any Cash Management Services) shall be released from the Liens created by the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to Cash Collateralize any Obligations arising in connection with Cash Management Agreements), and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and Cash Management Agreements (other than any Cash Management Agreements used to Cash Collateralize any Obligations arising in connection with Cash Management Agreements) shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

This Section 10.17 shall survive the Discharge of Obligations for a term of two (2) years.

10.18    Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit the Deposit Account listed in the Debit Authorization and any other deposit account of the Borrower maintained with the

Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.

10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20    Patriot Act; Other Regulations. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and 31 C.F.R. § 1010.230, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party and certain related parties thereto, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower, each other Loan Party and certain of their beneficial owners and other officers in accordance with the Patriot Act and 31 C.F.R. § 1010.230. The Borrower and each other Loan Party will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and documents and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with “know your customer” requirements under the PATRIOT Act, 31 C.F.R. § 1010.230 or other applicable anti-money laundering laws.

10.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution;

(b)    a conversion of all, or a portion of, such liability into Capital Stock in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such Capital Stock will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

TRANSMEDICS GROUP, INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:

CANADIAN IMPERIAL BANK OF COMMERCE

By:
Name:
Title:

By:
Name:
Title:

LENDERS:

CANADIAN IMPERIAL BANK OF COMMERCE,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1.1A

COMMITMENTS

AND AGGREGATE EXPOSURE PERCENTAGES

TERM COMMITMENTS

Lender	Term Commitment	Term Percentage

Canadian Imperial Bank of Commerce	$60,000,000.00	100.000000000%

Total	$60,000,000.00	100.000000000%

SCHEDULE 1.1B

EXISTING LETTERS OF CREDIT

1.

Irrevocable Standby Letter of Credit No. SBGT150564 issued on March 24, 2023 by Bank to Borrower for the benefit of ARE-MA Region No. 97, LLC c/o, Alexandria Real Estate Equities, Inc. in an amount of $250,000.00.

2.

Irrevocable Standby Letter of Credit No. SBGT153922 issued on August 11, 2023 by Bank to Borrower for the benefit of ARE-MA Region No. 97, LLC c/o, Alexandria Real Estate Equities, Inc. in an amount of $250,000.00.

EXHIBIT B

[See attached.]

Conformed Guarantee and Collateral Agreement

Execution Version

GUARANTEE AND COLLATERAL AGREEMENT

Dated as of July 25, 2022, as amended by:

the Third Amendment to Credit Agreement dated as of November 9, 2023 made by

TRANSMEDICS GROUP, INC.,

and the other Grantors referred to herein,

in favor of

CANADIAN IMPERIAL BANK OF COMMERCE,

as Administrative Agent

i

(continued)

ii

(continued)

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 5	Equipment and Inventory Locations
Schedule 6	Intellectual Property
Schedule 7	Letter of Credit Rights
Schedule 8	Commercial Tort Claims

ANNEXES

Annex 1	Form of Assumption Agreement
Annex 2	Form of Pledge Supplement

iii

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of July 25, 2022, is made by each of the signatories hereto (together with any other entity that may hereafter become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent and collateral agent (in such capacities, together with its successors and assigns in such capacities, the “Administrative Agent”) for the banks and other financial institutions or entities (each a “Lender” and, collectively, the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced, from time to time, the “Credit Agreement”), among TRANSMEDICS GROUP, INC., a Massachusetts corporation (the “Borrower”), the Lenders party thereto, and the Administrative Agent.

INTRODUCTORY STATEMENTS

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used, in part, to enable the Borrower to make valuable transfers to one or more of the other Grantors, in connection with the operation of their respective business;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the Borrower and the Administrative Agent, any Lender or any Affiliate of any Lender may enter into Cash Management Agreements with the Loan Parties;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the Closing Date that the Grantors shall have executed and delivered this Agreement in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1.    DEFINED TERMS

1.1    Definitions.

(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, and the following terms are used herein as defined in the UCC: Account, As Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.

(b)    The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

1

“Books”: all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (a) ledgers; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.

“Borrower”: as defined in the preamble hereto.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”: shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright License”: any written agreement which (a) names a Grantor as licensor or licensee, or (b) grants any right under any Copyright to a Grantor, including any rights to manufacture, distribute, exploit and sell materials derived from any Copyright. (including those which are material to the business of such Grantor, listing the Grantor as a licensee, and listed on Schedule 6)

“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (b) the right to obtain any renewals thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a depositary institution.

“Discharge of Obligations”: as defined in Section 2.1(d).

“Excluded Assets”: collectively,

(a)    Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation not prohibited by the terms of the Credit Agreement if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment and proceeds of such Equipment;

2

(b)    Capital Stock of any Foreign Subsidiary (other than Capital Stock representing up to 66% of the total outstanding voting Capital Stock of any Foreign Subsidiary), but only to the extent the pledge of any such Capital Stock pursuant to the terms hereof could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary to be treated as a deemed dividend under the Code or cause any material adverse tax consequences;

(c)    any fee owned Real Property acquired after the Closing Date with an individual fair market value (together with any improvements thereof) of less than $500,000 and any leasehold interest in Real Property;

(d)    governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent on behalf of the Secured Parties may not validly possess a security interest therein under applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC notwithstanding such prohibition or to the extent such consent has been obtained by the Loan Parties (it being understood there is no obligation to seek such consent);

(e)    any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable Requirements of Law (including rules and regulations of any Governmental Authority or agency) (including any requirement thereunder to obtain the consent of any Governmental Authority or agency) or any third party (so long as any agreement with such third party that provides for such prohibition or restriction was in effect on the Closing Date or, to the extent entered into after the Closing Date, not entered into in contemplation of the acquisition of such assets or entering into of such contract or for the purpose of creating such prohibition or restriction), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable Law, notwithstanding such prohibition or restriction;

(f)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(g)    any property or assets for which the costs of creating or perfecting pledges of, or security interests in, such property or assets would be excessive in light of the practical benefit to the Lenders afforded thereby, including, without limitation, material adverse tax consequences to the Borrower or any of its Subsidiaries arising therefrom, in each case as determined by the Administrative Agent in consultation with Borrower;

(h)    any Excluded Account;

(i)    (i) (A) motor vehicles, vessels~~, aircraft~~ or other assets subject to certificates of title or any other registration statute of the United States, any State or other jurisdiction, in each case with an individual value less than or equal to $500,000 or (B) all aircraft and related assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement;

(j)    Commercial Tort Claims with an individual value less than or equal to $500,000; and

(k)    any property or assets of the Dutch Subsidiary that would otherwise constitute “Collateral”, which the Secured Parties have been granted a pledge of, or other security interest in, pursuant to the Dutch Security Agreement;

3

provided, however, that any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).

“Foreign Subsidiary”: a Subsidiary that is not a U.S. Person.

“Grantor”: as defined in the preamble hereto.

“Guarantor”: as defined in Section 2.1(a).

“Investment Account”: any of a Securities Account, a Commodity Account or a Deposit Account.

“Investment Property”: the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any voting Capital Stock or other ownership interests of a Foreign Subsidiary excluded from the definition of “Pledged Stock”), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral.

“Issuer”: with respect to any Investment Property, the issuer of such Investment Property.

“Patent License”: any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right under a Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent (including those which are material to the business of such Grantor, listing the Grantor as a licensee, and listed on Schedule 6).

“Patents”: (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to on Schedule 6, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Permit”: with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Pledged Collateral”: (a) any and all Pledged Stock and any and all Pledged Notes; (b) all other Investment Property of any Grantor; (c) all warrants, options or other rights entitling any Grantor to acquire any interest in Capital Stock or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (d) all Instruments; (e) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (f) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (g) all rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (h) all cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor.

“Pledged Collateral Agreements”: as defined in Section 5.23.

“Pledged Notes”: all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor.

4

“Pledged Stock”: all of the issued and outstanding shares of Capital Stock, whether certificated or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time); provided that in no event shall Pledged Stock include any Excluded Assets.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Rights to Payment”: any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations”: collectively, the “Obligations”, as such term is defined in the Credit Agreement.

“Secured Parties” means the Administrative Agent, each Lender and any Qualified Counterparty with whom the Borrower enters into a Specified Swap Agreement.

“Swap Obligation”: shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademark License”: any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right to use any Trademark (including those which are material to the business of such Grantor, listing the Grantor as a licensee, and listed on Schedule 6).

“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 6, and (b) the right to obtain all renewals thereof.

1.2    Other Definitional Provisions. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2.    GUARANTEE

2.1    Guarantee.

(a)    Each Grantor, including the Borrower, who has executed this Agreement as of the date hereof, together with each Subsidiary of any Grantor who accedes to this Agreement as a Grantor after the date hereof pursuant to, and to the extent required by, Section 6.11 of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and

5

irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:

(i)    each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Administrative Agent’s or any Secured Party’s exercise or enforcement of any remedy it or they may have against the Borrower, any Guarantor, any other Person, or all or any portion of the Collateral; and

(ii)    the Administrative Agent may enforce this guaranty subject to the terms hereof, notwithstanding the existence of any dispute between any of the Secured Parties and the Borrower or any Guarantor with respect to the existence of any Event of Default.

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)    Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)    The guarantee contained in this Section 2 shall remain in full force and effect until all the Secured Obligations (other than indemnities and other contingent indemnification and reimbursement liabilities that survive repayment of the Loans for which no claims have been asserted) shall have been satisfied by payment in full, in cash, and all of the Commitments are terminated (the “Discharge of Obligations”), notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.

(e)    No payment made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.

(f)    Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and the Bankruptcy Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.2, and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under this Agreement.

6

2.2    Right of Contribution. If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any Guarantor or any Collateral or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.

2.4    Amendments, etc. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Cash Management Agreements, the Specified Swap Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all of the Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5    Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor further waives to the extent permitted by applicable Requirements of Law:

7

(a)    diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations;

(b)    any right to require any Secured Party to marshal assets in favor of the Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against the Borrower, any Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9-611 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Secured Party whatsoever;

(c)    the defense of the statute of limitations in any action hereunder or for the collection or performance of the Secured Obligations;

(d)    any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

(e)    any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Secured Obligations;

(f)    any rights to set-offs and counterclaims;

(g)    any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against the Borrower or any other obligor of the Secured Obligations for reimbursement; and

(h)    without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits (other than defense of payment or performance) that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement, including all rights and defenses (i) arising out of an election of remedies by any Secured Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against any applicable Loan Party, and (ii) relating to any suretyship defenses available to it under the UCC or any other applicable law.

Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (1) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (2) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, (3) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower and the Guarantors for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, (4) any Insolvency Proceeding with respect to the Borrower, any Guarantor or any other Person, (5) any merger, acquisition, consolidation or change in structure of the Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Voting Stock of the Borrower, any Guarantor or any other Person, (6) any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Agreement or the other Loan Documents, including any Secured Party’s right to receive payment of

8

the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (7) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (8) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to any Secured Party.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto. Any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (A) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (B) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (C) the time for the Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Administrative Agent may deem proper; (D) in addition to the Collateral, the Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (E) any Secured Party may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral, and (F) the Secured Parties may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of the Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (A) through (F), as the Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

9

2.6    Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.

2.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.

SECTION 3.    GRANT OF SECURITY INTEREST

3.1    Grant of Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority security interest (subject to liens (i) permitted under Section 7.3 of the Credit Agreement and (ii) in existence on the date hereof or otherwise having senior priority by operation of law) in all of the real and personal property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, including, without limitation:

(a)    all Accounts;

(b)    all Chattel Paper;

(c)    all Commercial Tort Claims;

(d)    all Deposit Accounts;

(e)    all Documents;

(f)    all Equipment;

(g)    all Fixtures;

(h)    all General Intangibles;

(i)    all Goods;

(j)    all Instruments;

(k)    all Intellectual Property, Copyright Licenses, Trademark Licenses and Patent Licenses;

(l)    all Inventory;

(m)    all Investment Property (including all Pledged Collateral);

(n)    all Letter-of-Credit Rights;

(o)    all Money;

(p)    all Books and records pertaining to the Collateral;

10

(q)    all other property not otherwise described above; and

(r)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (a) through (q) above, the security interests created by this Agreement shall not extend to, and the term “Collateral” (including all of the individual items comprising Collateral) shall not include, any Excluded Assets.

Notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (i) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of the Credit Agreement or (ii) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; and provided, further, that the foregoing shall not be deemed to limit, impair, or otherwise affect the Administrative Agent’s or any other Secured Party’s continuing security interests in and liens upon any rights or interest of any Grantor in or to (i) monies due or to become due under or in connection with any described contract, lease, permit, license or license agreement (including, without limitation, in respect of any Receivables or Proceeds of Inventory), or (ii) any Proceeds from the sale, license, lease or other disposition of any such contract, lease, permit, license or license agreement; and provided, further, that no United States intent-to-use trademark or service mark application shall be included in the Collateral to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under Federal law. After such period, each Grantor acknowledges that such interest in such trademark or service mark application shall be subject to a security interest in favor of the Administrative Agent and shall be included in the Collateral.

3.2    Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights granted to the Administrative Agent hereunder shall not release any Grantor from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

3.3    Perfection and Priority.

(a)    Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral

11

and each Grantor shall execute and deliver to the Administrative Agent and each Grantor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of such Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, security agreements relating to all or any party of the Collateral, assignments, fixture filings, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.

(b)    Filing of Financing Statements. Each Grantor shall deliver to the Administrative Agent, from time to time, such completed UCC-1 financing statements for filing or recording in the appropriate filing offices as may be reasonably requested by the Administrative Agent.

(c)    Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of the Administrative Agent as provided in Section 5.6(b), each applicable Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, each such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in Section 5.6(b).

(d)    Intellectual Property. (i) Each Grantor shall, in addition to executing and delivering this Agreement, take such other action as may be necessary, or as the Administrative Agent may reasonably request, to perfect the Administrative Agent’s security interest in the United States registered Intellectual Property. (ii) Pursuant to Section 6.2(b) of the Credit Agreement, following the creation or other acquisition of any Intellectual Property by any Grantor after the date hereof which is registered or becomes registered or the subject of an application for registration with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, such Grantor shall modify this Agreement by amending Schedule 6 to include any Intellectual Property which becomes part of the Collateral and which was not included on Schedule 6 as of the date hereof and record an Intellectual Property Security Agreement with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and take such other action as may be necessary, or as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such United States registered Intellectual Property.

(e)    Bailees. Any Person (other than the Administrative Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Administrative Agent. At any time and from time to time, the Administrative Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Administrative Agent, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, upon the reasonable request of the Administrative Agent, each Grantor will join with the Administrative Agent in notifying any Person who has possession of any Collateral of the Administrative Agent’s security interest therein and shall use commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding the Collateral for the benefit of the Administrative Agent.

12

(f)    Control. Each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, including delivery of control agreements, as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in such Collateral; provided that, no control agreements shall be required with respect to any Excluded Account.

(g)    Additional Subsidiaries. In the event that any Grantor acquires rights in any Subsidiary after the date hereof with any Certificated Securities, it shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Annex 2 (the “Pledge Supplement”), together with all schedules thereto, reflecting the pledge of the Capital Stock of such new Subsidiary (except to the extent such Capital Stock consists of Excluded Assets) within the time period set forth in Section 6.11(c) of the Credit Agreement. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to the Pledged Collateral related to such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement.

(h)    Perfection Exceptions. Notwithstanding anything herein to the contrary, the Loan Parties shall not be required to perfect any security interest by (x) taking any action or making any filing with any governmental authority in any non-U.S. jurisdiction or (y) entering into account control agreements with respect to Deposit Accounts, Securities Accounts or Commodities Accounts held outside of the United States.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

4.1    Title; No Other Liens. Except for the Liens permitted to exist on the Collateral by Section 7.3 of the Credit Agreement, such Grantor owns each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens and other claims of others. For the avoidance of doubt, it is understood and agreed that each Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned by, licensed to or developed by such Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Administrative Agent and each other Secured Party understands that any such licenses or sublicenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license, sublease, sublicense, transfer or otherwise dispose of the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2    Perfected Liens. Subject to Section 3.3(h) and Section 5.2 of the Credit Agreement, the security interests granted to the Administrative Agent pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly (if applicable) executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of such Grantor (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles

13

(regardless of whether enforcement is sought by proceedings in equity or at law)), and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Collateral (for the ratable benefit of the Secured Parties) by operation of law, and in the case of Collateral other than Pledged Collateral, Liens permitted by Section 7.3 of the Credit Agreement. Unless an Event of Default has occurred and is continuing, each Grantor has the right to remove the Fixtures in which such Grantor has an interest within the meaning of Section 9-334(f)(2) of the UCC.

4.3    Jurisdiction of Organization; Chief Executive Office and Locations of Books. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4. All locations where Books pertaining to the Rights to Payment of such Grantor are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for such Grantor, are set forth in Schedule 4.

4.4    Inventory and Equipment. On the date hereof (a) the Inventory and (b) the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

4.5    Specific Collateral. None of the Collateral constitutes, or is the Proceeds of, Farm Products, As Extracted Collateral or timber to be cut.

4.6    Pledged Collateral. (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement, (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c) in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (d) the Pledged Stock pledged by such Grantor constitute all of the issued and outstanding shares of Capital Stock of each Subsidiary owned by such Grantor (except for Excluded Collateral), and such Grantor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder, (e) any and all Pledged Collateral Agreements which affect or relate to the voting or giving of written consents with respect to any of the Pledged Stock pledged by such Grantor have been disclosed to the Administrative Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged by such Grantor, (i) to the best knowledge of such Grantor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the best knowledge of such Grantor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such Pledged Collateral Agreement.

4.7    Investment Accounts. Schedule 2 sets forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest. Except as disclosed to the Administrative Agent, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

14

(a)    Schedule 2 sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest and, except as otherwise disclosed to the Administrative Agent, such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(b)    In each case to the extent requested by the Administrative Agent, subject to Section 3.3(h), and other than with respect to any Excluded Assets, such Grantor has taken all actions necessary or desirable to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any Certificated Securities (as defined in Section 9-102 of the UCC); (ii) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Accounts constituting Securities Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities (each as defined in Section 9-102 of the UCC); (iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts; and (iv) deliver all Instruments (as defined in Section 9-102 of the UCC) to the Administrative Agent to the extent required hereunder.

4.8    Receivables.    No amount payable to such Grantor under or in connection with any Receivable or other Right to Payment constituting Collateral is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account in the ordinary course of business) or Chattel Paper which has not been delivered to the Administrative Agent. None of the account debtors or other obligors in respect of any Receivable in excess of $250,000 in the aggregate is the government of the United States or any agency or instrumentality thereof.

4.9    Intellectual Property. Schedule 6 lists all United States registrations and applications for Intellectual Property (including registered Copyrights, Patents, Trademarks and all applications therefor) as well as all Copyright Licenses, Patent Licenses and Trademark Licenses which are material to the business of such Grantor, and list the Grantor as a licensee, in each case owned by such Grantor in its own name on the date hereof. Except as set forth in Schedule 6, on the date hereof, none of such Intellectual Property is the subject of any franchise agreement pursuant to which such Grantor is the franchisor.

4.10    Instruments. (i) Such Grantor has not previously assigned any interest in any Instruments (including but not limited to the Pledged Notes) held by such Grantor (other than such interests as will be released on or before the date hereof), and (ii) no Person other than such Grantor owns an interest in such Instruments (whether as joint holders, participants or otherwise).

4.11    Letter of Credit Rights. Such Grantor does not have any Letter-of-Credit Rights having a potential value in excess of $500,000 except as set forth in Schedule 7 or as have been notified to the Administrative Agent in accordance with Section 5.22.

4.12    Commercial Tort Claims. Such Grantor does not have any Commercial Tort Claims having a potential value in excess of $500,000 except as set forth in Schedule 8 or as have been notified to the Administrative Agent in accordance with Section 5.21.

4.13    Enforcement. Subject to Section 4.2, no Permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required (except for Permits and consents which have been obtained or made, as applicable) for the exercise by the Administrative Agent of its rights

15

(including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except (a) as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally, (b) any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral, (c) notices to depository banks as set forth in the applicable Control Agreements or (d) as may be required under applicable state law in connection with the enforcement or disposition of Pledged Collateral of any Person domiciled or licensed as an insurer or an insurance intermediary.

SECTION 5.    COVENANTS

In addition to the covenants of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

5.1    Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount in excess of $500,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account), Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, for the benefit of the Secured Parties, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2    Maintenance of Insurance.

(a)    Such Grantor will maintain the insurance required under Section 6.5 of the Credit Agreement.

(b)    All such insurance shall (i) to the extent available on commercially reasonable terms, provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as an additional insured party or loss payee, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c)    The Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker in accordance with the requirements of Section 6.2(j) of the Credit Agreement.

5.3    Maintenance of Perfected Security Interest; Further Documentation.

(a)    Such Grantor shall maintain the security interests of the Administrative Agent (for the benefit of the Secured Parties) created by this Agreement as perfected security interests having at least the priority described in Section 4.2, subject to Section 3.3(h), and shall defend such security interests against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)    Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

16

(c)    At any time and from time to time, upon the reasonable written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Investment Accounts, Letter-of-Credit Rights and any other relevant Collateral (other than with respect to Excluded Assets), taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

5.4    Changes in Locations, Name, Etc. Such Grantor will not, except with 15 days’ (or such later date as may be agreed to by the Administrative Agent) written notice of such change to the Administrative Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, as appropriate:

(i)    change its jurisdiction of organization, or to the extent necessary to maintain perfection, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Section 4.3;

(ii)    change its name; or

(iii)    locate any Collateral in any jurisdiction outside of the United States, other than those in which such Grantor operates as of the Closing Date, without the Administrative Agent’s prior written consent.

5.5    Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:

(a)    any Lien (other than Liens permitted under Section 7.3 of the Credit Agreement) on any of the Collateral; and

(b)    the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.6    Instruments; Investment Property.

(a)    Upon the request of the Administrative Agent, such Grantor will, in each case, other than with respect to Excluded Assets (i) within fifteen (15) Business Days of request therefor (or such later date as agreed by the Administrative Agent in its sole discretion), deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and certificated securities with respect to any Investment Property held by such Grantor, all letters of credit of such Grantor, and all other Rights to Payment held by such Grantor at any time evidenced by promissory notes, trade acceptances or other instruments, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Chattel Paper, Documents and Letter-of-Credit Rights held by such Grantor, as the Administrative Agent shall reasonably specify.

17

(b)    If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 5.6(b) apply to any Excluded Assets. Any sums received by a Loan Party, which are paid upon or in respect of the Investment Property constituting Collateral upon the liquidation or dissolution of any Issuer, shall be (i) deemed to constitute Collateral of such Loan Party, (ii) subject to a perfected security interest in favor of the Administrative Agent, and (iii) deposited in a Deposit Account at the Administrative Agent or one or more of its Affiliates, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(c)    In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Capital Stock issued by it.

5.7    Securities Accounts; Deposit Accounts.

(a)    Subject to Section 3.3(h), with respect to any Securities Account (other than an Excluded Account), such Grantor shall cause any applicable securities intermediary maintaining such Securities Account to show on its books that the Administrative Agent is the entitlement holder with respect to such Securities Account, and, if requested by the Administrative Agent, cause such securities intermediary to enter into an agreement in form and substance satisfactory to the Administrative Agent with respect to such Securities Account pursuant to which such securities intermediary shall agree to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor, as requested by the Administrative Agent; and

(b)    Subject to Section 3.3(h), with respect to any Deposit Account (other than an Excluded Account), such Grantor shall enter into and shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Administrative Agent shall be granted “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account.

18

(c)    The Administrative Agent agrees that it will only communicate “entitlement orders” with respect to the Deposit Accounts and Securities Accounts of the Grantors after the occurrence and during the continuance of an Event of Default.

(d)    Such Grantor shall give the Administrative Agent immediate notice of the establishment of any new Deposit Account and of any new Securities Account established by such Grantor with respect to any Investment Property held by such Grantor (other than an Excluded Account or any account located outside of the United States).

5.8    Intellectual Property.

(a)    Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark in order to maintain such material Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under each such material Trademark, (iii) use each such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such material Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Trademark may become invalidated or impaired in any way.

(b)    Such Grantor (either itself or through licensees) will not knowingly do any act, or knowingly omit to do any act, whereby any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public.

(c)    Such Grantor (either itself or through licensees) will not knowingly (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Copyrights may become invalidated or otherwise impaired. Such Grantor will not knowingly (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d)    Such Grantor (either itself or through licensees) will not knowingly do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e)    No Grantor shall permit open source or public library software licensed pursuant to any GNU public license which requires any Grantor to license such Grantor’s Intellectual Property to third parties, or any other license which requires any Grantor to license such Grantor’s Intellectual Property to third parties, to become, in whole or in part, embodied or incorporated, in each case, in a manner that would require such Grantor to disclose or make available to third parties the source code of such Grantor’s Intellectual Property, into any of such Grantor’s software, applications, products, source code or other Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect.

(f)    [Reserved].

(g)    Such Grantor will notify the Administrative Agent promptly if it knows that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

19

(h)    In relation to the registered Intellectual Property disclosed to the Administrative Agent in accordance with Section 6.2(b) of the Credit Agreement, upon request of the Administrative Agent, other than in respect of intent-to-use trademark or service mark applications or any Excluded Assets, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any United States Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(i)    Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the material U.S. Intellectual Property, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(j)    In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

5.9    Receivables. Other than in the ordinary course of business consistent with its past practice, such Grantor will not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

5.10    Defense of Collateral. Grantors will appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, any material portion of the Collateral.

5.11    Preservation of Collateral. Grantors will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

5.12    Compliance with Laws, Etc. Such Grantor will comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

5.13    Location of Books and Chief Executive Office. Such Grantor will: (a) keep all Books pertaining to the Rights to Payment of such Grantor at the locations set forth in Schedule 4; and (b) give 15 days’ written notice to the Administrative Agent of any changes in any location where Books pertaining to the Rights to Payment of such Grantor are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any such Books or collecting Rights to Payment for such Grantor.

5.14    Location of Collateral. Such Grantor will: (a) keep the Collateral held by such Grantor at the locations set forth in Schedule 5 or at such other locations as may be disclosed in writing to the Administrative Agent pursuant to clause (b) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of such Grantor’s business, the movement of Collateral as part of such Grantor’s supply chain and in the ordinary course of such Grantor’s business, other dispositions permitted by Section 7.5 of the Credit Agreement and movements of Collateral

20

from one disclosed location to another disclosed location within the United States); and (b) give the Administrative Agent at least 15 days’ prior written notice of any change in the locations set forth in Schedule 5.

5.15    Maintenance of Records. Such Grantor will keep separate, accurate and complete Books with respect to Collateral held by such Grantor, disclosing the Administrative Agent’s security interest hereunder.

5.16    Disposition of Collateral. Such Grantor will not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral held by such Grantor or any right or interest therein, except to the extent permitted by the Loan Documents.

5.17    Liens. Such Grantor will keep the Collateral held by such Grantor free of all Liens except Liens permitted under Section 7.3 of the Credit Agreement.

5.18    Expenses. Such Grantor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral held by such Grantor, to the extent the failure to pay any such expenses could reasonably be expected to materially and adversely affect the value of the Collateral.

5.19    Leased Premises; Collateral Held by Warehouseman, Bailee, Etc. At the Administrative Agent’s request, such Grantor will use commercially reasonable efforts to obtain from each Person from whom such Grantor leases any premises, and from each other Person at whose premises any Collateral held by such Grantor is at any time present (including any bailee, warehouseman or similar Person), any such collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements as the Administrative Agent may require, in form and substance satisfactory to the Administrative Agent.

5.20    Chattel Paper. Other than with respect to Excluded Assets, such Grantor will not create any Chattel Paper without placing a legend on such Chattel Paper acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper. Such Grantor will give the Administrative Agent immediate notice if such Grantor at any time holds or acquires an interest in any Chattel Paper, including any Electronic Chattel Paper and shall comply, in all respects, with the provisions of Section 5.1 hereof.

5.21    Commercial Tort Claims. Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim with a potential value in excess of $500,000.

5.22    Letter-of-Credit Rights. Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights with a potential value in excess of $500,000.

5.23    Shareholder Agreements and Other Agreements.

(a)    To the extent relating to Pledged Collateral, such Grantor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of a Grantor, to the extent the failure to enforce any such rights could reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.

21

(b)    Such Grantor agrees that no Pledged Stock (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or (iii) shall be held by such Grantor in a Securities Account.

(c)    Subject to the terms and conditions of the Credit Agreement, including Sections 7.3 and 7.5 thereof, such Grantor shall not vote to enable or take any other action to: (i) amend or terminate, or waive compliance with any of the terms of, any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially and adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein.

SECTION 6.    REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

6.1    Certain Matters Relating to Receivables.

(a)    The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables constituting Collateral, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default(b) . If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account over which the Administrative Agent has control, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)    At the Administrative Agent’s request, after the occurrence of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2    Communications with Obligors; Grantors Remain Liable.

(a)    The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)    Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables constituting Collateral that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither

22

the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3    Investment Property.

(a)    Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Collateral and all payments made in respect of the Pledged Notes to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken that would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)    If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), and (ii) any and all of such Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. In order to permit Administrative Agent to exercise the voting and consensual rights to which it may be entitled hereunder and to receive all dividends and other distributions to which it may be entitled to receive hereunder, each Grantor shall promptly execute and deliver to Administrative Agent all such proxies, dividend payment orders and other instruments as Administrative Agent may from time to time reasonably request, and without limiting the foregoing, each Grantor hereby grants to Administrative Agent an irrevocable proxy to exercise the voting rights applicable to such Investment Property and to exercise all other rights, powers, privileges and remedies to which a holder of the Investment Property would be entitled, which proxy shall only be effective, automatically, upon an Event of Default.

23

(c)    Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Administrative Agent.

(d)    If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Administrative Agent.

6.4    Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder during the continuance of an Event of Default shall be held by the Administrative Agent in a Collateral Account over which it maintains control, within the meaning of the UCC. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5    Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.

6.6    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each

24

Grantor further agrees, at the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or such Secured Party or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7    Registration Rights.

(a)    If the Administrative Agent shall determine after an Event of Default to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Subject to its compliance with state securities laws applicable to private sales, the Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

25

(c)    Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any applicable Requirement of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8    Intellectual Property License. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 6 and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies after an Event of Default, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable (until the termination of this Agreement), non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of registered Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by the Grantors.

6.9    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

SECTION 7.    THE ADMINISTRATIVE AGENT

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that:

7.1    Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a)    Each Grantor hereby IRREVOCABLY constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full IRREVOCABLE power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name (until the termination of this Agreement), for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following after an Event of Default:

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)    in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

26

(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)    execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)    (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)    If any Grantor fails to perform or comply with any of its agreements contained herein that results in an Event of Default, the Administrative Agent, at its option, but without any obligation to do so, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)    The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, shall be payable by such Grantor to the Administrative Agent on demand pursuant to the terms and conditions set forth in Section 10.5 of the Credit Agreement and to the extent required thereby.

(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

27

7.2    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3    Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.    MISCELLANEOUS

8.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement. In the case of a conflict between the terms of this Agreement and the Credit Agreement, the terms of the Credit Agreement shall control.

8.2    Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

28

8.4    Enforcement Expenses; Indemnification.

(a)    Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the fees and disbursements of counsel to the Administrative Agent and of counsel to each other Secured Party, to the extent required by Section 10.5(a) of the Credit Agreement.

(b)    Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)    Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to the Credit Agreement.

(d)    The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and any other amounts payable under the Credit Agreement and the other Loan Documents.

8.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6    Set Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party and any Affiliate thereof at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the Secured Obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The rights of the Administrative Agent and each other Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such other Secured Party may have.

8.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

29

8.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10    Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Section 8.11 shall survive the Discharge of Obligations.

8.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally agrees that the provisions of Sections 10.14(a) and (d) of the Credit Agreement (relating to submission to jurisdiction and waivers and the waiver of the right to claim or recover any special, exemplary, punitive or consequential damages) shall be incorporated herein, mutatis mutandis, as if set forth herein in full. This Section 8.12 shall survive the Discharge of Obligations.

8.13    Acknowledgements. Each Grantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)    neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

8.14    Additional Grantors. Each Subsidiary of a Grantor that is required to become a party to this Agreement pursuant to Section 6.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

30

8.15    Releases.

(a)    Upon the Discharge of Obligations, the Collateral shall be automatically released from the Liens in favor of the Administrative Agent and the other Secured Parties created hereby, this Agreement shall terminate with respect to the Administrative Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Administrative Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination, the Administrative Agent shall deliver such documents as such Grantor shall reasonably request to evidence such termination.

(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by Section 7 of the Credit Agreement, then the Liens on the Collateral in favor of the Administrative Agent shall be automatically released, and the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral, as applicable. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction permitted by Section 7 of the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days, or such shorter period as the Administrative Agent may agree, prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.

8.16    WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SECTIONS 10.14(b) AND (c) OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN IN FULL. THIS WAIVER OF THE RIGHT TO JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. THIS SECTION 8.16 SHALL SURVIVE THE DISCHARGE OF OBLIGATIONS.

[remainder of page intentionally left blank]

31

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

EACH AS A GRANTOR AND A GUARANTOR:

TRANSMEDICS GROUP, INC.

By:
Name:
Title:

TRANSMEDICS, INC.

By:
Name:
Title:

TRANSMEDICS B.V.

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

ADMINISTRATIVE AGENT:

CANADIAN IMPERIAL BANK OF COMMERCE

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

SCHEDULE 1

NOTICE ADDRESSES OF GUARANTORS

Guarantor	Notice Address

SCHEDULE 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Entity	Equity Owner	Equity Ownership Type	Percent Directly or Indirectly Owned	Percent Pledged

Pledged Notes:

Securities Accounts:

Commodity Accounts:

Deposit Accounts:

Grantor	Depositary Bank	Address	Account Number(s)

SCHEDULE 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Copyright, Patent and Trademark Filings

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION,

CHIEF EXECUTIVE OFFICE AND LOCATION OF BOOKS

Grantor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office	Location of Books

SCHEDULE 5

LOCATIONS OF EQUIPMENT AND INVENTORY

Grantor	Address Location

SCHEDULE 6

INTELLECTUAL PROPERTY

Grantor Licensees Under Material IP Licensing Agreements:

Loan Party	Licensor	Name and Date of License Agreement

Issued Patents

Pending Patent Applications

Registered Trademarks

Loan Party	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Pending Trademark Applications

Registered Copyrights

Pending Copyright Applications

SCHEDULE 7

LETTER OF CREDIT RIGHTS

SCHEDULE 8

COMMERCIAL TORT CLAIMS

ANNEX 1 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of                                  , 20        , is executed and delivered by                                                       (the “Additional Grantor”), in favor of CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among TRANSMEDICS GROUP, INC., a Massachusetts corporation, (the “Borrower”), the Lenders party thereto, and the Administrative Agent. All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of July 25, 2022, in favor of the Administrative Agent for the benefit of the Secured Parties defined therein (the “Guarantee and Collateral Agreement”);

WHEREAS, the Borrower is required, pursuant to Section 6.11 of the Credit Agreement to cause the Additional Grantor to become a party to the Guarantee and Collateral Agreement in order to grant in favor of the Administrative Agent (for the ratable benefit of the Lenders) the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, (a) hereby becomes a party to the Guarantee and Collateral Agreement as both a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder, and (b) hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all of the Additional Grantor’s right, title and interest in any and to all Collateral of the Additional Grantor, in each case whether now owned or hereafter acquired or in which the Additional Grantor now has or hereafter acquires an interest and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Guarantee and Collateral Agreement. The information set forth in Schedule 1 hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date).

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAW RULES) OF THE STATE OF NEW YORK.

3. Loan Document. This Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Schedule to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Supplement to Schedule 8

ANNEX 2 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

PLEDGE SUPPLEMENT

To:    Canadian Imperial Bank of Commerce, as Administrative Agent

Re:    TRANSMEDICS GROUP, INC.

Date:

Ladies and Gentlemen:

This Pledge Supplement (this “Pledge Supplement”) is made and delivered pursuant to Section 3.3(g) of that certain Guarantee and Collateral Agreement, dated as of July 25, 2022 (as amended, modified, renewed or extended from time to time, the “Guarantee and Collateral Agreement”), among each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Canadian Imperial Bank of Commerce (the “Administrative Agent”). All capitalized terms used in this Pledge Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Guarantee and Collateral Agreement or the Credit Agreement (as defined in the Guarantee and Collateral Agreement), as the context may require.

The undersigned,                                                   [insert name of Grantor], a                                      [corporation, partnership, limited liability company, etc.], confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, shall be and become part of the Pledged Collateral and shall secure all Secured Obligations.

Schedule 2 to the Guarantee and Collateral Agreement is hereby amended by adding to such Schedule 2 the information set forth in the supplement attached hereto.

This Pledge Supplement shall constitute a Loan Document under the Credit Agreement.

THIS PLEDGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has executed this Pledge Supplement, as of the date first above written.

[NAME OF APPLICABLE GRANTOR]

By:
Name:
Title:

Annex

SUPPLEMENT TO ANNEX 2

TO GUARANTEE AND COLLATERAL AGREEMENT

Name of Subsidiary	Number of Units/Shares Owned	Certificate(s) Numbers	Date Issued	Class or Type of Units or Shares	Percentage of Subsidiary’s Total Equity Interests Owned